UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

MOHAWK INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To the Stockholders of Mohawk Industries, Inc.:

You are cordially invited to attend the annual meeting of stockholders to be held on Wednesday, May 13, 2009, at 10:00 a.m. local time, at the corporate headquarters of the Company, 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The business of the meeting will be to elect a class of directors to serve a three-year term beginning in 2009 and to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm.

Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card in the enclosed, postage-prepaid envelope at your earliest convenience so that your shares will be represented at the meeting. If you choose to attend the meeting, you may revoke your proxy and personally cast your votes. To receive a map and driving directions to the corporate headquarters, please call Deby Forbus at (706) 624-2246.

Sincerely yours,

JEFFREY S. LORBERBAUM
Chairman, Chief Executive Officer & President

Calhoun, Georgia

April 6, 2009

MOHAWK INDUSTRIES, INC.

160 South Industrial Boulevard

Calhoun, Georgia 30701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 13, 2009

The annual meeting of stockholders of Mohawk Industries, Inc. (the “Company”) will be held on Wednesday, May 13, 2009, at 10:00 a.m. local time, at the corporate headquarters of the Company, 160 South Industrial Boulevard, Calhoun, Georgia 30701.

The meeting is called for the following purposes:

1.	To elect three persons who will serve as the Company’s Class II directors for a three-year term beginning in 2009;

2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed March 20, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 13, 2009:

The Proxy Statement and the 2008 Summary Annual Report to Stockholders are available at www.mohawkind.com.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED. IF YOU CHOOSE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES.

By Order of the Board of Directors,

BARBARA M. GOETZ

Corporate Secretary

Calhoun, Georgia

April 6, 2009

MOHAWK INDUSTRIES, INC.

160 South Industrial Boulevard

Calhoun, Georgia 30701

PROXY STATEMENT

This Proxy Statement is furnished by and on behalf of the Board of Directors of Mohawk Industries, Inc. (“Mohawk” or the “Company”) in connection with the solicitation of proxies for use at the annual meeting of stockholders of the Company to be held on Wednesday, May 13, 2009, and at any and all adjournments or postponements thereof (the “Annual Meeting”). This Proxy Statement and the enclosed proxy card will be first mailed on or about April 6, 2009 to the stockholders of record of the Company (the “Stockholders”) on March 20, 2009 (the “Record Date”).

Proxies will be voted as specified by Stockholders. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the Annual Meeting, the shares of the common stock of the Company (the “Common Stock”) represented thereby will be voted FOR election of the nominees listed in this Proxy Statement as directors of the Company and FOR ratification of KPMG LLP as the Company’s independent registered public accounting firm. A Stockholder’s submission of a signed proxy will not affect his or her right to attend and to vote in person at the Annual Meeting. Stockholders who execute a proxy may revoke it at any time before it is voted by (i) filing a written revocation with the Secretary of the Company, (ii) executing a proxy bearing a later date or (iii) attending and voting in person at the Annual Meeting.

The presence of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum. Shares of Common Stock represented by proxies at the meeting, including broker nonvotes and those that are marked “WITHHOLD AUTHORITY” or “ABSTAIN” will be counted as shares present for purposes of establishing a quorum. A broker nonvote occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Once a quorum is established, (i) the election of directors will require the affirmative vote of a plurality of the shares of Common Stock represented and entitled to vote in the election at the Annual Meeting and (ii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2009 will require the affirmative vote of the holders of a majority of the votes represented at the Annual Meeting in person or by proxy. Neither withholding authority to vote with respect to one or more nominees nor a broker nonvote will have an effect on the outcome of the election of directors. As to ratification of KPMG LLP as our independent registered public accounting firm, shares represented by proxies that are marked “ABSTAIN” will have the effect of a vote against this proposal, while a broker nonvote will not have an effect on the outcome of this proposal.

Pursuant to the Company’s Restated Certificate of Incorporation as amended (the “Certificate of Incorporation”), holders of Common Stock will be entitled to one vote for each share of Common Stock held. Pursuant to the provisions of the Delaware General Corporation Law, March 20, 2009 has been fixed as the Record Date for determination of Stockholders entitled to notice of and to vote at the Annual Meeting, and, accordingly, only holders of Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 68,443,321 shares of Common Stock issued and outstanding held by approximately 335 Stockholders.

THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN

THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides for the Board of Directors of the Company to consist of three classes of directors serving staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors. Bruce C. Bruckmann, Frans G. De Cock, and Larry W. McCurdy have been nominated for re-election as Class II directors at the Annual Meeting. The Class I and Class III directors have two years and one year, respectively, remaining on their terms of office and will not be voted upon at the Annual Meeting.

The Company’s Certificate of Incorporation provides that the Company shall have at least two and no more than eleven directors, with the Board of Directors to determine the exact number. In addition, the Certificate of Incorporation divides the Board of Directors into three classes, with each to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors has by resolution set the number of directors at eleven.

It is the intention of the persons named as proxies to vote the proxies for the election of each of Messrs. Bruckmann, De Cock and McCurdy as a Class II director of the Company, unless the Stockholders direct otherwise in their proxies. Each of Messrs. Bruckmann, De Cock and McCurdy has consented to continue to serve as a director of the Company if re-elected. In the unanticipated event that any of Messrs. Bruckmann, De Cock or McCurdy refuses or is unable to serve as a director, the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated. The Board of Directors has no reason to believe that any of Messrs. Bruckmann, De Cock or McCurdy will be unable or will decline to serve as a director.

The affirmative vote of a plurality of the shares represented and entitled to vote in the election at the Annual Meeting at which a quorum is present is required for the election of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW

Director, Director Nominee and Executive Officer Information

Based on information supplied by them, set forth below is certain information concerning the nominees for election as Class II directors and the directors in Classes I and III whose terms of office will continue after the Annual Meeting, including the name and age of each, current principal occupation (which has continued for five years unless otherwise indicated), the name and principal business of the organization in which such occupation is carried on, the year each was elected to the Board of Directors of the Company, all positions and offices held during 2008 with the Company, and directorships in other publicly held companies.

Nominees for Director

Class II Nominees for Director (Current Terms Expire 2009)

Bruce C. Bruckmann—Mr. Bruckmann (age 55) has been a director of the Company since October 1992. Mr. Bruckmann has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., a private equity investment firm, since January 1995. From March 1994 to January 1995, Mr. Bruckmann served as Managing Director of Citicorp Venture Capital, Ltd. (“CVC, Ltd.”) and as an executive officer of 399 Venture Partners, Inc. (formerly Citicorp Investments, Inc.). From 1983 until March 1994, Mr. Bruckmann served as Vice President of CVC, Ltd. Mr. Bruckmann is also a director of Town Sports International, Inc., a fitness club operator, MWI Veterinary Products, Inc., a distributor of animal health products to veterinarians, H&E Equipment Services L.L.C., a renter and distributor of industrial and construction equipment, and Heritage—Crystal Clean Inc., a provider of parts cleaning services. Mr. Bruckmann also serves as director for several private companies.

Frans G. De Cock—Mr. De Cock (age 66) was elected to the Company’s Board of Directors in October 2005 effective upon the closing of the Company’s acquisition of Unilin Flooring BVBA and its affiliated companies (“Unilin”) (now one of the Company’s principal operating subsidiaries) and was named President—Unilin in November 2005. Mr. De Cock retired as President—Unilin effective January 1, 2009 but continues to provide consulting services to Unilin. Before joining Mohawk, Mr. De Cock was one of the managing directors of Unilin. From 1997 until 1999, he also served as President of the European Federation of Associations of Particleboard Manufacturers and, from 1999 until 2004, as President of the European Panel Federation.

Larry W. McCurdy—Mr. McCurdy (age 73) has been a director of the Company since consummation of the Company’s initial public offering in 1992 (the “Initial Public Offering”). Mr. McCurdy was President and Chief Executive Officer of Moog Automotive, Inc., a privately held manufacturer of automotive aftermarket products, from November 1985 until April 1994. Moog Automotive, Inc. was acquired by Cooper Industries, Inc., a manufacturer of electrical and automotive products, tools and hardware, in October 1992, and Mr. McCurdy became Executive Vice President-Operations of Cooper Industries, Inc. in April 1994. Mr. McCurdy held that position until March 7, 1997, when he became President, Chief Executive Officer and a director of Echlin Inc., a worldwide manufacturer of motor vehicle parts. On December 17, 1997, Mr. McCurdy was elected Chairman of the board of directors of Echlin Inc. In July 1998, Echlin was merged with Dana Corporation, a global leader in the engineering, manufacturing and distribution of components and systems for worldwide vehicular and industrial manufacturers. Mr. McCurdy served as President of the Dana Automotive Aftermarket Group from July 1998 until his retirement in August 2000. Mr. McCurdy also serves on the boards of directors of Affinia Group Intermediate Holdings Inc., a motor vehicle components manufacturer, Lear Corporation, an international manufacturer for original equipment vehicles, and General Parts, Inc., a North American automotive parts distributor.

Continuing Directors

Class I Directors Continuing in Office (Terms Expire 2011)

John F. Fiedler—Mr. Fiedler (age 70) has been a director of the Company since March 2002. Mr. Fiedler is the retired Chairman of the board of directors of BorgWarner Inc., a manufacturer of automotive equipment. He most recently served as Chief Executive Officer of BorgWarner having been named Chairman and Chief Executive Officer in January 1995. Prior to that, Mr. Fiedler served as President and Chief Operating Officer of BorgWarner. Before joining BorgWarner in June 1994, Mr. Fiedler was Executive Vice President of The Goodyear Tire & Rubber Company, where he was responsible for North American Tires. Mr. Fiedler’s 29-year career with Goodyear included numerous sales, marketing and manufacturing positions in the United States and the Far East. Mr. Fiedler is also a director of WABCO Holdings, Inc., a Belgian truck component manufacturer, Snap-on Inc., a global developer, manufacturer and marketer of tools and equipment solutions for professional tool users, and AirTran Holdings, Inc., a low cost air travel provider. He is also a member of the Kent State Foundation Commission and on the Advisory Board of Prism Capital, a Mezzanine Fund, L.P.

Jeffrey S. Lorberbaum—Mr. Lorberbaum (age 54) has been a director of the Company since March 1994 and has served as Chairman of the Board since May 2004. Mr. Lorberbaum has also served as the Company’s Chief Executive Officer since January 2001 when he succeeded David L. Kolb in this position. From January 1995 until January 2001, Mr. Lorberbaum served as President and Chief Operating Officer of the Company. Mr. Lorberbaum joined Aladdin Mills, Inc. (“Aladdin”), a company acquired in 1994 by the Company, in 1976 and served as Vice President—Operations from 1986 until February 1994 when he became President and Chief Executive Officer of Aladdin.

Robert N. Pokelwaldt—Mr. Pokelwaldt (age 72) has been a director of the Company since the Initial Public Offering. Mr. Pokelwaldt served as Chairman and Chief Executive Officer of York International Corporation, a manufacturer of air conditioning and cooling systems, from January 1993 until his retirement in October 1999. He also served York International Corporation from June 1991 until January 1993 as President, Chief Executive Officer and a director and, from January 1990 until June 1991, as President and Chief Operating Officer. Mr. Pokelwaldt is also a director of Intersil Corporation, a telecommunications chip manufacturer.

Class III Directors Continuing in Office (Terms Expire 2010)

Phyllis O. Bonanno—Ms. Bonanno (age 66) has been a director of the Company since February 2004. Ms. Bonanno is currently the President and Chief Executive Officer of International Trade Solutions, Inc. Ms. Bonanno served as President and Chief Executive Officer of Columbia College from July 1997 until March 2000 and served as the Vice President for International Trade at Warnaco, Inc. from 1986 to 1997. Ms. Bonanno has also served as a personal assistant to President Lyndon Johnson and as the first director of the U.S. Trade Representative’s (“USTR”) Office of Private Sector Liaison in the Executive Office of Presidents Carter and Reagan. In addition, while serving at the USTR, Ms. Bonanno served as the Executive Director of the President’s Advisory Committee on Trade Negotiations. Ms. Bonanno is also a director of Adams Express Company, a diversified equity investment company, BorgWarner Inc., a manufacturer of automotive equipment, and Petroleum and Resources Corporation, a conservative equity investment company specializing in energy and natural resources companies.

David L. Kolb—Mr. Kolb (age 70) served as President of Mohawk Carpet Corporation (now Mohawk Carpet, LLC and one of the Company’s principal operating subsidiaries) until Mohawk Carpet Corporation was acquired by the Company in December 1988, at which time he became Chairman of the Board of Directors and Chief Executive Officer of the Company. Effective January 2001, Mr. Kolb retired from his position as Chief Executive Officer. He retired as Chairman in May 2004. Prior to joining Mohawk Carpet Corporation, Mr. Kolb served in various executive positions with Allied-Signal Corporation for 19 years, most recently as Vice President and General Manager of Home Furnishings. Mr. Kolb is also a director of Aaron Rents, Inc., a home furnishings retailer, and Chromcraft Revington, Inc., a furniture manufacturer. In addition, Mr. Kolb is a trustee of the Schenck School and Mount Vernon Presbyterian School.

Joseph A. Onorato—Mr. Onorato (age 60) has been a director of the Company since February 2008. Mr. Onorato was Chief Financial Officer of Echlin, Inc., where he served for 19 years. He served as Treasurer from 1990 to 1994, as Vice President and Treasurer from 1994 to 1997 and as Vice President and Chief Financial Officer from 1997 until the company was acquired by Dana Corporation in July 1998. Mr. Onorato served as Senior Vice President and Chief Financial Officer for the Aftermarket Group of Dana Corporation from July 1998 until his retirement in September 2000. Mr. Onorato also serves on the board of directors for Affinia Group Intermediate Holdings Inc.

W. Christopher Wellborn—Mr. Wellborn (age 53) has served as a director of the Company since March 2002 and has served as the Company’s Chief Operating Officer since November 2005. Mr. Wellborn was Executive Vice President, Chief Financial Officer and Assistant Secretary of Dal-Tile International, Inc. (“Dal-Tile”) (now one of the Company’s principal operating subsidiaries) from August 1997 through March 2002. From March 2002 to November 2005, he served as President—Dal-Tile. From June 1993 to August 1997, Mr. Wellborn was Senior Vice President and Chief Financial Officer of Lenox, Inc. Mr. Wellborn is on the board of directors of Palm Harbor Homes, Inc., a builder of manufactured and modular custom homes.

In connection with the merger of Aladdin with a wholly owned subsidiary of the Company in February 1994 (the “Aladdin Merger”), the Company agreed to nominate up to two persons designated by the former shareholders of Aladdin for election or re-election, as the case may be, to the Board of Directors of the Company and to use its best efforts to cause such nominees to be elected to the Board of Directors. Beginning in 1999, Messrs. Jeffrey S. Lorberbaum and Sylvester H. Sharpe were such designees. Effective May 17, 2006, Mr. Sharpe retired from the Board of Directors. At this time, the holders have decided not to designate anyone to fill the vacancy created by Mr. Sharpe’s retirement. At such time as the former shareholders of Aladdin have disposed of 50% or more of the Common Stock issued to them in the Aladdin Merger, the Company will be required to nominate only one such person to the Board of Directors, and at such time as the former shareholders of Aladdin have disposed of 75% or more of the Common Stock issued to them in the Aladdin Merger, the Company will no longer be required to nominate any of such persons to the Board of Directors.

In connection with the acquisition of Unilin by the Company in October 2005, the Company agreed to appoint to its Board of Directors a representative designated by Unilin, and Mr. Frans G. De Cock is such designee.

Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors and are currently comprised of Messrs. Jeffrey S. Lorberbaum and W. Christopher Wellborn (who are identified above), Frank H. Boykin, Thomas J. Kanuk, James T. Lucke, Frank T. Peters, Bernard P. Thiers and Harold G. Turk.

Frank H. Boykin—Mr. Boykin (age 53) served as Corporate Controller of the Company from April 1993 until May 1999, when he was appointed Vice President, Corporate Controller. In August 2004, Mr. Boykin was appointed Vice-President of Finance, and in January 2005, he was appointed Vice President-Finance and Chief Financial Officer of the Company. Before joining the Company, Mr. Boykin served as a Senior Manager at KPMG LLP.

Thomas J. Kanuk—Mr. Kanuk (age 57) serves as the Company’s Vice President, Corporate Controller and Principal Accounting Officer. Prior to joining the Company in September 2006, Mr. Kanuk served as Corporate Controller and Chief Accounting Officer of Dresser, Inc, a global supplier of engineered products, from 2002 to 2006. From 1998 to 2002, Mr. Kanuk served as the Corporate Controller for Dal-Tile.

James T. Lucke—Mr. Lucke (age 48) joined Mohawk in May 2007 and serves as the Company’s Vice President—General Counsel. Mr. Lucke served as Senior Vice President, Secretary and General Counsel of Spectrum Brands, Inc., a diversified consumer products company, from October 1999 until joining Mohawk. From 1992 to 1999, Mr. Lucke held several positions within the legal department of Johnson Controls, Inc., a manufacturer of automotive systems and products and building controls systems, most recently serving as General Counsel of Johnson Controls’ Battery Division from 1997-1999.

Frank T. Peters—Mr. Peters (age 60) joined Mohawk Industries in 1993 as Vice President of Product Development. Mr. Peters served in this position until 2005, when he was named Vice President of Carpet and Yarn Manufacturing for the Mohawk Residential Flooring business unit. In 2008, Mr. Peters was promoted to the position of President—Mohawk Flooring. Prior to joining Mohawk, Mr. Peters served in manufacturing and product development leadership roles with Armstrong World Industries and Shaw Industries for more than two decades.

Bernard P. Thiers—Mr. Thiers (age 53) was promoted to President—Unilin on January 1, 2009, succeeding Mr. De Cock in this position. Mr. Thiers joined Unilin in 1984 as a plant manager and he has served in roles of increasing significance since that time. From 1996-2006, he served as Managing Director of Unilin Flooring and from 2006 until his 2009 promotion, he served as President—Unilin Flooring.

Harold G. Turk—Mr. Turk (age 62) joined Dal-Tile Corporation in 1976. From March 2002 through December 2005 he served as Executive Vice President of the Daltile Strategic Business Unit (SBU) of Dal-Tile. In January 2006, Mr. Turk was promoted to President—Dal-Tile.

Meetings and Committees of the Board of Directors

General. During fiscal 2008, the Board of Directors held six meetings. All members of the Board of Directors attended at least 75% of the total number of Board of Directors and Committee meetings that they were eligible to attend. All members of the Board of Directors at the time of the 2008 annual stockholder meeting were present at such meeting.

The Board of Directors has affirmatively determined, considering generally all facts and circumstances regarding each independent director, that none of Ms. Bonanno, Mr. Bruckmann, Mr. Fiedler, Mr. Kolb,

Mr. McCurdy, Mr. Onorato, or Mr. Pokelwaldt have a material relationship that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director, and therefore they are independent within the meaning of the standards for independence set forth in the Company’s corporate governance guidelines, which are consistent with applicable Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) corporate governance standards. Definitions of independence for directors and committee members can be found on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.”

The Company has a standing Audit Committee (the “Audit Committee”) of the Board of Directors established in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During 2008, the Audit Committee was comprised of four directors. Mr. McCurdy (Chairman), Mr. Bruckmann, and Mr. Pokelwaldt each served for the full year 2008. Mr. Kolb served until February 2008, when he was replaced by Mr. Onorato. All such Audit Committee members have been determined by the Board of Directors to be independent as discussed above. The Board of Directors has also determined that Mr. McCurdy is qualified as the audit committee financial expert within the meaning of applicable SEC regulations, and the Board of Directors has determined that Mr. McCurdy has the requisite accounting and financial expertise within the meaning of the listing standards of the NYSE. The Audit Committee met six times during 2008. The Audit Committee oversees management’s conduct of the financial reporting process, the system of internal, financial and administrative controls and the annual independent audit of the Company’s financial statements. In addition, the Audit Committee engages the independent registered public accounting firm, reviews the independence of such independent registered public accounting firm, approves the scope of the annual activities of the independent registered public accounting firm and internal auditors and reviews audit results. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.” See also “Audit Committee—Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.”

The Company has a standing Compensation Committee (the “Compensation Committee”), currently consisting of Mr. Fiedler (Chairman), Mr. Bruckmann, and Mr. Pokelwaldt. Mr. Kolb served on the Compensation Committee until October 2008. The Compensation Committee met twice during 2008. The Compensation Committee is responsible for deciding, recommending and reviewing the compensation, including benefits, of the executive officers and directors of the Company and for administering the Company’s incentive compensation plans. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.” See also “Executive Compensation and Other Information—Compensation Committee Report.”

The Company has a standing Nominating and Corporate Governance Committee (the “Governance Committee”), consisting of Mr. Kolb (Chairman), Ms. Bonanno and Mr. McCurdy. The Governance Committee met three times in 2008. The Governance Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities under the NYSE listing standards and Delaware law, identifying qualified candidates for nomination to the Board of Directors and developing and evaluating the Company’s corporate governance policies. The Governance Committee also considers nominees to the Board of Directors recommended by stockholders in accordance with the requirements of the Company’s Bylaws. See also “Corporate Governance—Nomination Process for the Board of Directors.” The Board of Directors has adopted a written charter for the Governance Committee and Corporate Governance Guidelines recommended by the Governance Committee, both of which are available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance.”

Executive Sessions with Non-Management Directors. All directors who are not members of the Company’s management team meet without the Chief Executive Officer and other Company personnel as needed during a portion of each non-telephonic Board of Directors meeting. The Chairmen of the Company’s standing committees chair these executive sessions on a rotating basis.

2008 DIRECTOR COMPENSATION

The following table presents certain summary information concerning director compensation paid by the Company for services rendered during the fiscal year ended December 31, 2008.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Phyllis O. Bonanno	65,000	14,785	161,391	—	—	—	241,176
Bruce C. Bruckmann	61,998	14,785	70,077	—	—	—	146,860
John F. Fiedler	67,457	14,785	70,077	—	—	—	152,319
David L. Kolb	75,471	14,785	70,077	—	—	—	160,333
Larry W. McCurdy	77,961	14,785	70,077	—	—	—	162,823
Joseph A. Onorato	57,988	12,840	—	—	—	—	70,828
Robert N. Pokelwaldt	72,998	14,785	70,077	—	—	—	157,860

(1)	Outstanding stock options held by each director at December 31, 2008 were 18,000, 13,725, 22,500, 15,750, 18,000 and 18,000 for Ms. Bonanno, Mr. Bruckmann, Mr. Fiedler, Mr. Kolb, Mr. McCurdy and Mr. Pokelwaldt, respectively. Outstanding stock awards held by each director at December 31, 2008 were 1,000 each for Ms. Bonanno, Mr. Bruckmann, Mr. Fiedler, Mr. Kolb, Mr. McCurdy and Mr. Pokelwaldt.
(2)	Includes fees earned for attending meetings and payment of annual retainer. Mr. Bruckmann, Mr. Fiedler, Mr. Kolb, Mr. McCurdy, Mr. Onorato and Mr. Pokelwaldt elected to take the 2008 retainer of $29,998, $32,457, $32,471, $34,961, $29,988 and $29,998, respectively, in lieu of cash, in the form of Common Stock of 435, 470, 471, 506, 434, and 435 shares, respectively, pursuant to the Company’s 1997 Non-Employee Director Stock Plan. Cash representing fractional shares is carried forward to the following year. For 2008, Mr. Kolb elected to receive his retainer in the form of phantom stock.
(3)	Represents the proportionate amount of the total fair value of stock and option awards recognized by the Company as an expense in 2008 for financial accounting purposes, excluding forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table of this Proxy Statement, as well as awards granted in prior years for which the Company continued to recognize expense in 2008. Prior to 2008 and pursuant to the Company’s 2002 Long-Term Incentive Plan, directors who were not employees of the Company were initially granted non-qualified stock options to purchase 11,250 shares of Common Stock as of the date they commenced service as a director and then on January 1 of each year of service, such non-employee directors who were directors on such date received an option to purchase 2,250 shares of Common Stock. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Employees of the Company or its subsidiaries who are also directors do not receive any fee or remuneration for services as members of the Board of Directors or any Committee of the Board of Directors. Mr. De Cock also does not receive any fees or remuneration for his services as a member of the Board of Directors, but he receives compensation for consulting services as described further in Certain Relationships and Related Transactions. The Company pays non-employee directors other than Mr. De Cock an annual retainer of $30,000 and a fee of $4,000 for each Board meeting and $1,000 for each Committee meeting attended. The Compensation Committee and Governance Committee Chairmen receive an additional annual retainer of $2,500 each, and the Audit Committee Chairman also receives an annual retainer of $5,000. Commencing January 1, 2008, the Company replaced the stock option compensation component for non-employee directors as described in footnote 3 to Table of 2008 Director Compensation with a new stock compensation program. Under the new program and pursuant to the

Company’s 2007 Incentive Plan, each non-employee director other than Mr. De Cock receives a grant of 1,000 restricted stock units on the first business day of each year provided such director is serving on the Board of Directors on such date. The Company reimburses all directors for expenses the directors incur in connection with attendance at meetings of the Board of Directors or Committees.

In December 1996, the Board of Directors adopted the Mohawk Industries, Inc. 1997 Non-Employee Director Stock Compensation Plan (the “Director Stock Compensation Plan”) to promote the long-term growth of the Company by providing a vehicle for its non-employee directors to increase their proprietary interest in the Company and to attract and retain highly qualified and capable non-employee directors. Under the Director Stock Compensation Plan, non-employee directors may elect to receive their annual cash retainer fees (excluding any meeting fees) in shares of Common Stock of the Company, based on the fair market value of the Common Stock at the beginning of each quarter. The maximum number of shares of Common Stock which may be granted under the plan is 37,500 shares, which shares may not be original issue shares. In 1997, the Director Stock Compensation Plan was amended by the Board of Directors to include an optional income deferral feature using a book entry, stock valued (phantom stock) account that would fluctuate in value based on the performance of the Common Stock of the Company over the deferral period. The Board of Directors may suspend or terminate the Director Stock Compensation Plan at any time. In 2008, the Director Stock Compensation Plan was amended to address recent changes in IRS regulations.

AUDIT COMMITTEE

Report of the Audit Committee of the Board of Directors of Mohawk Industries, Inc.

The Audit Committee members reviewed and discussed the audited financial statements for the year ended December 31, 2008 with management. The Audit Committee members also discussed the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, with the Company’s independent registered public accounting firm. The Audit Committee received the written disclosure letter from the independent registered public accounting firm required by relevant professional standards, discussed with the independent registered public accounting firm any relationships that may impact the objectivity and independence of the independent registered public accounting firm and satisfied itself as to the independence of the independent registered public accounting firm. In addition, the members of the Audit Committee considered whether the provision of services for the year ended December 31, 2008 described below under “Principal Accountant Fees and Services” was compatible with maintaining such independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Audit Committee

Larry W. McCurdy-Chairman

Bruce C. Bruckmann

Joseph A. Onorato

Robert N. Pokelwaldt

Principal Accountant Fees and Services

The following table shows the fees rendered (in thousands) to the Company’s principal independent registered public accounting firm for the audit of the Company’s annual financial statements for fiscal 2008 and 2007, respectively, and fees billed for audit related services, tax services and all other services performed by the Company’s independent registered public accounting firm during fiscal 2008 and 2007, respectively.

	2008	2007
Audit Fees (a)	$4,272	$3,827
Audit Related Fees (b)	86	242
Tax Fees	—	—
All Other Fees	—	—

	$4,358	$4,069

(a)	Audit services consist principally of the audit and quarterly reviews of the consolidated financial statements, the audit of internal control over financial reporting, and fees for accounting consultations on matters reflected in the consolidated financial statements. Audit fees also include fees for other attest services required by statute or regulation (foreign or domestic), such as statutory audits in U.S. and non-U.S. locations.
(b)	Audit related services consist principally of due diligence services provided in connection with various business acquisitions and audits of financial statements of employee benefit plans.

The Audit Committee approved all audit and audit related services in fiscal 2008 and 2007. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and audit related, tax and audit related services to be performed by the Company’s independent registered public accounting firm, which will be subsequently approved by the full Audit Committee.

PROPOSAL 2—RATIFICATION OF SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and has directed that management submit the selection of the independent registered public accounting firm to Stockholders for ratification at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. If the Stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION

OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

Our goal is to have a compensation program that enables us to attract, motivate and retain highly-qualified executives who will assist us in meeting our long-range objectives, thereby serving the interests of our stockholders. We design our compensation program with a view to attracting and retaining executive leadership of a caliber and level of experience necessary to manage effectively our complex and global businesses. We believe that, in order to do this effectively, our program must meet the following criteria:

•	create a strong link between the executive’s compensation and our annual and long-term financial performance;

•	create elements of financial risk through performance-based incentive compensation, which offer an opportunity for financial reward to the executives;

•	closely align our executives’ interests with those of our stockholders by making stock-based incentives an element of our executives’ compensation; and

•	provide our executives with total compensation opportunities at levels that are competitive for comparable positions at companies with whom we can compete for talent.

How we Determine and Assess our Executive Compensation

Our Board of Directors bears the ultimate responsibility for approving the compensation of our named executive officers. The Compensation Committee of our Board of Directors (the “Committee”) has been delegated authority to discharge these responsibilities. Information about the Committee and its composition, responsibilities and operations can be found in this proxy statement, under the caption “Meetings and Committees of the Board of Directors.”

Our determinations and assessments of executive compensation are primarily driven by two considerations: market data based on the compensation levels, programs and practices of certain other companies for comparable executive positions; and company and individual performance in specified areas, such as financial and operational.

Market Data

We consider the compensation levels, programs and practices of certain other companies to assist us in setting our executive compensation so that it is market competitive. The peer group consists of companies of comparable size on both a revenue and market capitalization basis that are engaged, to varying degrees, in businesses similar to ours. We believe that we compete, to varying degrees, for business and talent with the companies in this peer group. For purposes of setting compensation levels for 2008, the peer group was comprised of the following companies

American Standard Companies, Inc.	Owens Corning
Ball Corporation	PPG Industries, Inc.
The Black & Decker Corporation	The Sherwin-Williams Company
Fortune Brands, Inc.	Temple-Inland Inc.
Masco Corporation	USG Corporation
MeadWestvaco Corporation	Whirlpool Corporation
Newell Rubbermaid Inc.

We obtained information on the annual compensation levels, programs and practices of the companies within the peer group from market surveys conducted by Mercer, Inc., a compensation consultant engaged by the

Committee. The Committee evaluates compensation levels for our named executive officers based upon a comparison to the market median values. We will review the peer group annually to assure that it provides an appropriate basis of comparison.

Company and Individual Performance

While market competitiveness is important, we also use other measurements to determine our compensation levels. To customize our compensation program and recognize individual performance and contribution to the Company, we focus on (i) financial metrics that we believe are indicators of whether the Company and its business units are achieving our annual or longer-term business objectives, such as earnings per share, earnings after capital charge and inventory turns and (ii) personal performance goals.

We believe that market competitiveness and performance factors, considered in conjunction, provide a reasonable basis to assess executive performance and build value for our stockholders. As described below, we consider each of these areas in making our executive compensation decisions from setting base salaries to providing annual and longer-term rewards.

2008 Review of Compensation

The Committee engaged Mercer to assist the Committee with a marketplace assessment of our named executive officers’ 2007 compensation (other than Mr. De Cock) in comparison to the compensation for comparable positions within our peer group, which was then used as a basis for determining 2008 compensation. Mr. De Cock’s base annual compensation for 2008 was based on the terms of his 2005 management agreement with the Company, and his 2008 annual and long term incentive compensation was set at levels comparable to similar Company executives. The Committee asked the consulting firm to provide compensation data for each peer company and to calculate the median compensation of the peer group. The Committee analyzed available market data in terms of each of the following:

•	base salary,

•	annual bonus,

•	total cash compensation, which includes base salary and annual bonus,

•	total long-term incentive compensation, and

•	total direct compensation, which includes base salary, annual bonus and long-term incentive opportunity.

This assessment showed that our named executive officers for 2008 (other than Mr. De Cock) received: (i) 2007 base salaries of approximately 75% to 100% of the market median; (ii) 2007 total cash compensation ranging from approximately 50% to 100% of the market median; (iii) 2007 total long-term incentive compensation of less than 25% of the market median; and (iv) 2007 total direct compensation ranging from approximately 25% to 50% of the market median, with our chief executive officer at approximately 25% of the median.

The Committee reviewed this assessment at its February 20, 2008 meeting, together with Mr. Lorberbaum’s recommendations for compensation for the named executive officers other than himself. At this meeting, the Committee reviewed a tally sheet detailing the various elements of compensation of our named executive officers for 2008, including base salary and annual and long-term incentives. The Committee believes that all of these elements in the aggregate provide a reasonable and market competitive compensation opportunity for our named executive officers and that each element contributes to our compensation objectives discussed above. In furtherance of the Committee’s objectives and to move compensation closer to the market median, Mr. Lorberbaum recommended, and the Committee approved base salary increases of 9% for Mr. Boykin and 3% for Mr. Wellborn. For the same reason, the Committee approved a base salary increase for Mr. Lorberbaum of

3%. In recognition of Mr. De Cock’s performance in 2007, he was awarded a 4% increase. Mr. Peters was named an executive officer upon being promoted in May 2008, and overall his base salary increased 32% during 2008 reflecting his 2007 performance and his promotion to President—Mohawk Flooring in 2008.

To enhance the long-term incentive compensation component for our named executive officers, the Committee established in February 2008 an additional stock incentive program for the named executive officers. Under such program, Mr. Lorberbaum and Mr. Wellborn each became eligible to receive Company stock-based awards valued at up to $500,000, and the other named executive officers each became eligible to receive Company stock-based awards valued at up to $300,000, with such awards scheduled to be granted in 2010 and based upon achievement of Company performance objectives for 2009, as described below.

Elements of our Compensation Program

Our executive compensation program consists primarily of the following integrated components: base salary, annual incentive awards, and long-term incentive opportunities, which together comprise an executive’s total direct compensation in a given year or performance period. The program is complemented with perquisites and other executive benefits, including 401(k) matching contributions and severance benefits.

Base Salary

Base salary provides our executive officers with a level of compensation consistent with their skills, experience and contributions in relation to comparable positions in the competitive marketplace. Base salary is the one fixed component of our executives’ total direct compensation, in contrast to annual and long-term incentive compensation, which is at risk based on performance. The Committee reviews the base salaries of our executive officers annually and whenever an executive is promoted. Mr. Lorberbaum makes salary recommendations to the Committee with respect to executive officers other than himself. We evaluate our named executive officers’ base salaries in comparison to the median of the peer group salaries for that position to maintain competitive levels. In addition, we also consider the executive’s experience for the position, and his or her personal contribution to the financial and operational performance of the Company and our businesses.

These other factors could cause any one executive officer’s base salary to be above or below the market median for his or her comparable position. Based on the Committee’s review of marketplace comparables and the foregoing individual factors, base salaries for 2008 for our named executive officers were increased as referenced in 2008 Review of Compensation.

Annual Incentives

Annual incentive awards provide a direct link between executive compensation and our annual performance. Unlike base salary, which is fixed, our executives’ annual bonus is at risk based on how well we and our executives perform.

For 2008, the Committee approved a senior executive bonus plan (the “2008 SEBP”) that is intended to provide total cash compensation that targets the 75th percentile of total cash compensation for our peer group, if outstanding performance is achieved. By placing a significant portion of an executive’s annual pay at risk, the Committee believes that compensation is more directly related to performance and more closely links the financial interests of the executives and those of the stockholders. Given our business objectives, the Committee believes this policy to be appropriate and fair for both the executives and the stockholders.

Under the 2008 SEBP, the Company, as a result of achieving positive consolidated operating income for the year, funded a bonus pool equal to 1.25% of consolidated operating income for 2008. In February 2008, each named executive officer was assigned a maximum individual award limit which would be that officer’s 2008 SEBP award unless the Committee exercised its discretion to pay a lesser amount. For 2008, the maximum limits for each of Messrs. Lorberbaum and Wellborn was 20% of the bonus pool, and for each of our other named executive officers, the maximum limit was 12% of the bonus pool. In no event, however, could any such bonus amount for any executive officer exceed $3,000,000. The Grants of Plan-Based Awards table disclosed in this proxy statement shows the maximum 2008 SEBP Award that each of our named executive officers was eligible to receive for 2008.

To guide its exercise of discretion, the Committee established and evaluated performance against intermediate financial performance goals as well as intermediate individual performance goals. The intermediate financial performance goals were based on Company and divisional performance as compared to earnings per share (“EPS”), earnings after capital charge (“EAC”) and inventory turn thresholds. The intermediate individual performance goals for each named executive officer focused on such person’s individual contributions to Company or divisional performance.

For each intermediate financial metric, the Committee set a specific target performance goal and defined performance range around the EPS, EAC and inventory turns targets consisting of a threshold (minimum performance level), a level 1 performance level, a target (midpoint performance level), and a maximum performance level. In assessing performance against the intermediate financial goals, the Committee first considers whether the EPS threshold goal has been attained. For each intermediate individual performance goal, the Committee sets various performance goals relating to each executive officer’s area of responsibility.

When target performance levels for each intermediate financial performance and intermediate individual performance goal are set, we believe such goals are likely to be achieved with good performance by our executives taking into account the variability of economic and industrial conditions. If the intermediate financial EPS threshold metric is not reached, then the Committee will give no credit to achievement of any of the intermediate financial performance goals and will only consider achievement of individual goals in determining awards. The Committee has the authority to interpret the 2008 SEBP, make changes to it or grant special bonuses for exceptional performance as it determines appropriate.

We have selected the intermediate individual and financial metrics for the 2008 SEBP because we believe that they create appropriate incentives, aligned with those of our stockholders, to improve the operational efficiency and, as a result, the financial performance, of the Company. We also believe they are good indicators of our overall performance and lead to the creation of long-term value for our stockholders.

The 2008 intermediate financial performance goals, in the case of Messrs. Lorberbaum, Wellborn and Boykin were based on total Company EPS, EAC, and inventory turns metrics and, in the case of total Company EPS consisted of (i) threshold of $5.36, (ii) level 1 of $5.94, (iii) target of $6.52 and (iv) maximum of $7.27. The intermediate financial performance goals for Mr. Peters and Mr. De Cock, were based on Mohawk Flooring and Unilin business segment results, respectively.

As the applicable threshold intermediate EPS goal was not achieved relative to any of our named executive officers, the Committee only considered the achievement of intermediate individual goals in determining annual bonus awards. Mr. Lorberbaum’s and Mr. Wellborn’s intermediate individual goals included, among other things, objectives relating to developing and executing certain strategic initiatives, managing cost structure and implementing new information systems. Mr. Boykin’s intermediate individual performance goals ranged from executing various cost control initiatives to driving productivity and systems enhancements within the finance group and the Company. Mr. Peters’ intermediate individual performance goals included among other things, implementing restructuring activities and reducing cost base. Mr. De Cock’s individual performance goals included expansion into new markets and assisting with leadership transition within Unilin. Following consideration of achievement of the applicable intermediate individual performance goals, the Committee granted 2008 SEBP awards to our named executive officers as set forth in the Summary Compensation Table in this proxy statement.

Long-Term Incentives

In addition to our 2008 SEBP, the Committee approved the 2008 Equity Plan. We believe the 2008 Equity Plan provides the opportunity to reward and assist us with the retention of our executives, including our named executive officers. By aligning financial rewards with the economic interests of our stockholders, executives are encouraged to work toward achieving our long-term strategic objectives. In 2008, our named executive officers received the opportunity under the 2008 Equity Plan to earn long-term incentive awards in the form of restricted stock units or, in the case of Mr. De Cock, stock options. The threshold, target and maximum EPS, EAC and inventory turns performance goals used to determine awards under the 2008 Equity Plan are the same as the level 1, target and maximum intermediate EPS, EAC and inventory turns financial performance goals, respectively, under the 2008 SEBP, described above.

In assessing performance and determining grants, the Committee determines the attainment of threshold EPS, EAC and inventory turns goals and increasing levels of improvement above threshold and, if applicable, target and up to maximum levels. Achievement of the threshold provides for the grant of 1,500 or 2,250 restricted stock units in 2009, depending on the office held by the participant. Reaching the target provides for the grant of 3,000 or 4,500 restricted stock units in 2009, and reaching the maximum provides for the grant of 6,000 or 9,000 restricted stock units in 2009. Awards are interpolated between the threshold, target and maximum amounts. Under his 2005 management agreement, Mr. De Cock was eligible to receive up to 10,000 stock options based on 2008 performance if 2008 Company EPS exceeded $11.35. As the threshold goals necessary to award restricted stock units and stock options were not achieved for any of our named executive officers, none received any such awards based on 2008 performance under the 2008 Equity Plan or, in the case of Mr. De Cock, under his 2005 management agreement.

In February 2007 the Committee established an additional stock incentive program for our named executive officers (2007 Supplemental Program). Under the 2007 Supplemental Program, Mr. Lorberbaum and Mr. Wellborn were each eligible to receive Company stock-based awards valued at up to $500,000, and each of the other named executive officers were eligible to receive Company stock-based awards valued at up to $300,000, with such awards to be granted in 2009 based upon achievement of Company earnings per share and earnings after capital charge performance objectives for 2008. The Committee established EPS and EAC target and maximum performance levels for this performance period, with a minimum grant to be awarded upon achievement of the target metrics and the maximum upon achievement of the maximum metrics. The target EPS metric for 2008 was $6.78 and the maximum EPS metric was $7.74. As the Company did not achieve the target EPS and EAC metrics for the period, no grants were awarded under this 2007 Supplemental Program to any of our named executive officers and this program has terminated.

In February 2008 the Committee established another two year stock incentive program for our named executive officers (2008 Supplemental Program). As with the 2007 Supplemental Program, Mr. Lorberbaum and Mr. Wellborn are each eligible under the 2008 Supplemental Program to receive Company stock-based awards valued at up to $500,000, and each of the other named executive officers are eligible to receive Company stock-based awards valued at up to $300,000. Such awards are to be granted in 2010 based upon achievement of certain Company earnings per share and earnings after capital charge performance objectives for 2009. The Committee will evaluate the 2009 performance in this regard in 2010 and determine the appropriate award at that time.

In February 2009, the Committee approved the Senior Executive Long Term Incentive Plan (LTIP) in which our named executive officers are participants for 2009. The LTIP replaces the 2008 Equity Plan and is further described in Proposed Changes for 2009. Under the LTIP, the Committee in February 2009 granted each of our named executive officers (other than Mr. De Cock) restricted stock units equal in value to 30% of his 2008 annual base salary. In this regard, Messrs. Lorberbaum, Wellborn, Boykin, and Peters were granted, respectively, 8,167, 6,667, 4,167 and 3,972 restricted stock units. Mr. De Cock was granted 23,891 stock options, which was equal in value to 30% of his 2008 annual base salary. Each of our named executive officers also became eligible for future stock based awards under the LTIP should certain performance objectives be achieved.

In addition to the long term incentives, the Committee awarded Mr. Wellborn a one time grant of 100,000 stock options in February 2008 in recognition of the effective integration of Unilin into Mohawk, and it awarded Mr. Peters a one time grant of 10,000 restricted stock units in recognition of his promotion to President—Mohawk Flooring.

All awards earned for 2008 are disclosed under 2008 Grants of Plan Based Awards in this proxy statement.

Allocation of Total Direct Compensation

Just as our stockholders put their money at risk when they invest in our Company, we believe that a significant portion of our executives’ compensation should be at risk. For example, in 2008, assuming achievement of maximum performance objectives, approximately 35% of Mr. Lorberbaum’s total direct compensation was fixed (in the form of salary) and the remaining approximately 65% was at risk: approximately 50% was represented by his annual cash bonus award and 15% by his long-term incentive opportunity. Our other named executive officers had similar weightings of fixed and at-risk compensation for 2008, with the following ranges: 35%-40% salary, 45%-50% annual cash bonus and 15%-20% long-term incentive opportunity.

Perquisites and Other Executive Benefits

Perquisites and other executive benefits are a part of our executives’ overall compensation. Access to health care and other welfare benefits protects all employees’ and their families’ health and well-being. We offer additional executive perquisites at the senior leadership level. Under our executive perquisite policy, we provide our executive officers with certain additional benefits, including defined contribution matching benefits, health benefits, life insurance coverage benefits and as otherwise referenced in the Summary Compensation Table. Individually and in the aggregate, we believe that the perquisites we provide to our named executive officers are appropriate to ensure that our executive compensation remains competitive.

For information on the incremental cost of these perquisites and other personal benefits, refer to the footnotes to the Summary Compensation Table of this proxy statement.

Retirement Benefits and Deferred Compensation

Retirement Benefits. Retirement benefits also fulfill an important role within our overall executive compensation objective because they provide a financial security component which promotes retention. We believe that our retirement program, including the amount of benefit, is adequate to ensure that our executive compensation remains competitive.

We maintain the Mohawk Carpet Corporation Retirement Savings Plan II, a tax-qualified defined contribution retirement plan in which our named executive officers are eligible to participate, along with a substantial number of our employees.

We maintain the Mohawk Industries, Inc. Executive Deferred Compensation Plan under which a select group of management or highly compensated employees, including our named executive officers, may elect to defer up to 25% of their pre-tax earnings and up to 100% of their year-end bonus payments and receive tax-deferred returns on those deferrals. The account balances in this plan are unfunded and represent money that the participants have previously earned and voluntarily elected to defer in order to accumulate tax-deferred returns. We do not match contributions to the plan. Plan participants can allocate their account balances among the same investment options available under our qualified contribution retirement plan (other than investments in Company stock), which also accumulate on a tax-deferred basis. We believe the provision of this deferral opportunity is a competitive practice in the marketplace. For more information see the Nonqualified Deferred Compensation table in this proxy statement.

Severance Pay Arrangements

As do a substantial number of our employees, our named executive officers participate in our general employee severance plan which provides a specified number of weeks of severance pay based on continuous service time to the Company and the reason for termination of employment. Our named executive officers, other than Mr. Wellborn and Mr. De Cock, are employees at-will and, with the exception of these two named executive officers, do not have long-term employment contracts with us. We believe that the at-will employment status of our employees affords us the necessary flexibility to remove employees when appropriate under the circumstances. See Certain Relationships and Related Transactions for a description of our employment agreements with Mr. Wellborn and Mr. De Cock, including severance benefits provided thereunder.

Tax, Accounting and Other Considerations

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code (Section 162(m)) places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our named executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. To maintain flexibility in compensating our executives, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Committee believes that such payments are appropriate. Accordingly, certain components of our executive compensation program are designed to be qualifying performance-based compensation under Section 162(m) while others are not.

Accounting Considerations

With the adoption of FAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment did not have a material effect on the selection of forms of compensation for 2009.

Proposed Changes for 2009

In February 2009, the Committee approved the Senior Executive Long Term Incentive Plan (LTIP) in which our named executive officers are participants for 2009. The LTIP replaces the 2008 Equity Plan and is a sub-plan of our 2007 Incentive Plan, which allows incentive awards that are fully deductible by the Company under Section 162(m). Under the LTIP, the Company will establish a maximum number of stock based awards that may be granted to each participant (or which may vest) over a defined period (Award Limit), provided certain objectives and conditions are met. The Award Limit will be each executive officer’s LTIP award absent Committee discretion to award a lesser amount.

To guide it in exercising such discretion, the Committee may establish or approve intermediate performance goals and their respective weightings, as it deems appropriate to encourage and reward particular areas of performance, whether at the Company, division or individual level. For 2009, the Committee has established intermediate financial performance goals based on EPS and EBITDA growth as compared to a peer group of companies over one, two and three year periods as well as intermediate individual performance objectives.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Decisions and recommendations regarding the compensation of our executives are made by a three member Compensation Committee composed entirely of independent directors, as determined by the Board of Directors. The following is a report of the Compensation Committee concerning our executive compensation policies for 2008.

Compensation Committee Report

The Compensation Committee of the Board of Directors oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement and based on such review and discussions recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC.

Compensation Committee

John F. Fiedler-Chairman

Bruce C. Bruckmann

Robert N. Pokelwaldt

2008 Summary Compensation Table

The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities during the fiscal years ended December 31, 2008, 2007 and 2006 for (i) the Principal Executive Officer and the Principal Financial Officer of the Company, and (ii) each of the three other most highly compensated executive officers of the Company (determined as of December 31, 2008) (collectively, the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Jeffrey S. Lorberbaum,	2008	980,000	—	273,259	146,509	300,000	—	8,054	1,707,822
Chief Executive Officer	2007	950,000	—	192,985	159,870	701,100	—	8,257	2,012,212
	2006	825,000	—	59,358	189,118	812,644	—	9,542	1,895,662

Frank H. Boykin,	2008	500,000	—	161,500	290,024	150,000	—	8,211	1,109,735
Chief Financial Officer	2007	460,000	—	111,034	329,890	400,000	—	8,207	1,309,131
	2006	360,000	100,000	6,183	347,340	295,514	—	9,542	1,118,579

W. Christopher Wellborn,	2008	800,000	—	514,790	843,104	500,000	—	13,946	2,671,840
Chief Operating Officer	2007	775,000	—	208,998	534,069	571,950	—	14,732	2,104,749
	2006	709,032	225,000	46,665	641,526	645,826	—	14,365	2,282,414

Frans G. De Cock,	2008	653,000	—	—	300,080	176,000	—	—	1,129,080
President—Unilin	2007	623,350	—	—	54,827	568,523	21,143	43,736	1,311,579
	2006	564,375	—	—	—	479,715	43,909	—	1,087,999

Frank T. Peters,	2008	475,000	—	857,246	86,336	125,000	—	13,780	1,557,362
Pres.—Mohawk Flooring	2007	360,000	—	144,686	126,684	194,338	—	7,797	833,505
	2006	312,520	—	—	140,918	197,988	—	12,804	664,230

(1)	Reflects the value of special cash bonuses awarded in light of their contributions in 2006.
(2)

Represents the proportionate amount of the total fair value of stock and option awards recognized by the Company as an expense in 2008, 2007 and 2006 for financial accounting purposes, excluding forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed were determined in accordance with FAS 123R. The awards for which expense is shown in this table include the awards described in the Grants of Plan Based Awards table of this Proxy Statement, as well as awards granted in prior years for which the Company continued to recognize expense in 2008, 2007 and 2006. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	Represents the cash portion of the SEBP in 2008 and EIP in 2007 and 2006. Excludes the non-cash portion of the bonus for 2006 which was awarded in restricted stock. No restricted stock was awarded for 2008 and 2007.
(4)	Reflects the increase during 2007 and 2006 in actuarial present values of Mr. De Cock’s accumulated benefits under the Insurance Group for Executives plan.
(5)	Amounts related to Mr. Wellborn and Mr. Peters include 401(k) matching contributions and miscellaneous expenses. Amount related to Mr. De Cock represents additional compensation in 2007 equal to the premium the Company paid prior to 2007 relating to his pension.

2008 Grants of Plan Based Awards

		Estimated Future Payouts under Non-Equity Incentive Plans (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
Jeffrey S. Lorberbaum					2,250	4,500	9,000
	2/20/2008										274,791
		—	—	1,122,220

Frank H. Boykin					1,500	3,000	6,000
	2/20/2008										183,196
		—	—	673,332

W. Christopher Wellborn					2,250	4,500	9,000
	2/20/2008										1,049,804
	2/20/2008									74.47	2,033,130
		—	—	1,122,220

Frans G. De Cock					—	5,000	10,000
	2/20/2008									74.47	203,313
		—	—	673,332

Frank T. Peters					1,500	3,000	6,000
	2/20/2008										790,000
		—	—	673,332

(1)	Represents maximum payout levels under the 2008 SEBP. The actual amount of incentive bonus earned by each named executive officer in 2008 is reported under the Non-Equity Incentive Plan Compensation column and accompanying footnote in the Summary Compensation Table. Additional information regarding the design of the 2008 SEBP is included in the Compensation Discussion and Analysis.
(2)	Represents Threshold, Target and Maximum number of performance-based restricted stock units (an “RSU”) each named executive officer was eligible to receive under the 2008 Equity Plan. Each RSU awarded represents a contingent right to receive one share of Company Common Stock in the future. Awarded RSU’s vest ratably over five years on each of the first five anniversaries of the grant date (or earlier in the event the executive’s employment with the Company is terminated due to death or disability). In the case of Mr. De Cock, represents number of stock options he is eligible to receive under his 2005 management agreement for 2008. Does not include or reference awards made under LTIP in 2009. Additional information regarding the design of the 2008 Equity Plan is included in the Compensation Discussion and Analysis.
(3)	Represents the value of RSU’s, restricted stock awards and stock option awards granted in 2008 but earned based on performance under the 2007 EIP Plan and the 2007 Equity Plan. The grant date fair value is equal to the number of units issued times the closing trading price of the Company’s stock on the day of grant. The grant date fair value of options was calculated using the Black Scholes model. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2008.

2008 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding equity awards for each of the named executive officers on December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Award Vest Date
Jeffrey S. Lorberbaum	10,000	—		30.53	2/27/2011
	1,400	—		63.14	2/26/2012
	2,100	—		48.50	2/24/2013
	6,000	2,000	(1)	73.45	2/5/2014
	6,000	4,000	(2)	88.33	2/23/2015
						733	$31,497	2/22/2009	(6)
						6,720	288,758	2/21/2012	(7)
						3,690	158,559	2/20/2013	(8)
Frank H. Boykin	700	—		48.50	2/24/2013
	1,200	1,200	(1)	73.45	2/5/2014
	21,000	14,000	(2)	88.33	2/23/2015
						266	$11,430	2/22/2009	(6)
						4,480	192,506	2/21/2012	(7)
						2,460	105,706	2/20/2013	(8)
W. Christopher Wellborn	25,000	—		63.90	3/20/2012
	3,500	—		48.50	2/24/2013
	10,800	2,700	(1)	73.45	2/5/2014
	6,000	4,000	(2)	88.33	2/23/2015
	30,000	20,000	(2)	81.90	11/15/2015
	—	100,000	(5)	74.47	2/20/2018
						945	$40,607	2/22/2009	(6)
						6,680	287,040	2/21/2012	(7)
						14,097	605,748	2/20/2013	(8)
Frans G. De Cock	2,000	8,000	(4)	93.65	2/21/2017
	—	10,000	(5)	74.47	2/20/2018
Frank T. Peters	700	—		48.50	2/24/2013
	1,200	1,200	(1)	73.45	2/5/2014
	3,000	2,000	(2)	88.33	2/23/2015
	1,200	1,800	(3)	83.50	2/22/2016
						119	$5,113	2/22/2009	(6)
						1,635	70,256	2/21/2012	(7)
						10,000	429,700	2/20/2013	(8)

(1)	The stock options were granted on February 5, 2004 and vest ratably over five years on each of the first five anniversaries of the grant date.
(2)	The stock options were granted on February 23, 2005 and vest ratably over five years on each of the first five anniversaries of the grant date. In addition, Mr. Wellborn was granted options on November 15, 2005 in connection with his promotion to Chief Operating Officer. The options vest ratably over five years on the anniversary of the grant date.
(3)	The stock options were granted on February 22, 2006 and vest ratably over five years on each of the first five anniversaries of the grant date.

(4)	The stock options were granted on February 21, 2007 and vest ratably over five years on each of the first five anniversaries of the grant date.
(5)	The stock options were granted on February 20, 2008 and vest ratably over five years on each of the first five anniversaries of the grant date.
(6)	Restricted shares granted on February 22, 2007, in connection with each executive’s annual incentive bonus for 2006. The restrictions lapsed on February 22, 2009.
(7)	Restricted stock units granted on February 22, 2007, in connection with each executive’s annual incentive bonus for 2006 and vest ratably over five years on each of the first five anniversaries of the grant date.
(8)	Restricted stock units granted on February 20, 2008, in connection with each executive’s annual incentive bonus for 2007 and vest ratably over five years on each of the first five anniversaries of the grant date.

2008 Option Exercises and Stock Vested

The following table sets forth certain information regarding the exercise of stock options and vested stock awards by the Named Executive Officers during fiscal 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Jeffrey S. Lorberbaum	—	—	2,413	177,548
Frank H. Boykin	—	—	1,387	101,812
W. Christopher Wellborn	—	—	2,878	212,290
Frans G. De Cock	—	—	—	—
Frank T. Peters	—	—	528	38,785

2008 Nonqualified Deferred Compensation

Name	Executive Contributions in the Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE
Jeffrey S. Lorberbaum	—	—	—	—	—
Frank H. Boykin	115,000	—	(337,870)	—	808,643
W. Christopher Wellborn	64,800	—	(262,626)	—	422,845
Frans G. De Cock	—	—	—	—	—
Frank T. Peters	101,968	—	2,922		144,869

(1)	Reflects elective deferrals under the Executive Deferred Compensation Plan. These amounts are not reported as 2008 compensation in the Summary Compensation Table.

The Executive Deferred Compensation Plan is a nonqualified deferred compensation plan where the named executive officers may elect to defer up to 25% of their annual base salary and up to 100% of their incentive cash bonus. Deferral elections are due prior to January 1 of each year, and are irrevocable. Mohawk directs a Trustee to invest the assets which are held in an irrevocable Rabbi Trust. In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the Plan, Mohawk may direct the Trustee in writing to invest the assets held in the Trust to correspond to the hypothetical investments made for Participants in accordance with their direction. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds in which the assets are invested. The executive must make an election regarding payment terms at least twelve (12) months prior to payment, which may be either a lump sum, or annual installments of from two (2) to ten (10) years. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit. All accounts would be immediately distributed upon a change in control of the Company.

Equity Compensation Plan Information

The following table gives information about the Common Stock that may be issued under the Company’s existing equity compensation plans as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights.	Weighted average exercise price of outstanding awards and options.	Number of securities remaining available for future issuance under equity compensation plans.
Equity Compensation Plans Approved by Stockholders. (1)	1,692,929	$70.98	2,982,937
Equity Compensation Plans Not Approved by Stockholders. (2)	—	—	6,001

(1)	Includes the Company’s 2007 Incentive Plan, 1997 Long-Term Incentive Plan, 1993 Stock Option Plan, 1992 Mohawk-Horizon Stock Option Plan, 1992 Stock Option Plan, Dal-Tile International Inc. 2000, 1998 and 1997 Amended and Restated Stock Option Plans and DTM Investors Inc. 1990 Stock Option Plan.
(2)	Includes the Non-Employee Director Stock Compensation Plan. For a brief description of the material features of the Non-Employee Director Stock Compensation Plan, see “Proposal I—Election of Directors—Meetings and Committees of the Board of Directors—Director Compensation.”

Certain Relationships and Related Transactions

The Company’s written Related Person Transaction Policy (the “Policy”) was adopted by the Board of Directors on December 15, 2006 and can be obtained from the Company’s website at www.mohawkind.com under the heading “Corporate Governance.” The Policy includes guidelines for identifying, reviewing, approving and ratifying Related Person Transactions, as defined in the Policy. Related Person Transactions include any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was, is or will be a participant and the amount involved exceeds $120,000, and in which persons designated in the Policy had, has or will have a direct or indirect material interest. Related Person Transactions are submitted to the Audit Committee for consideration, approval or ratification, after consideration of the relevant facts and circumstances of a particular Related Party Transaction, including but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the transaction involves a director or a person related to the director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; (v) the terms available to unrelated third parties or to employees generally; and (vi) whether the potential Related Person Transaction is consistent with the Company’s Ethics Standards.

On May 1, 2008, the Company amended its employment agreement with Mr. Wellborn. Pursuant to the terms of the amended employment agreement, Mr. Wellborn will receive a base salary of $850,000 for 2009. The base salary is subject to periodic review by the Company and may be adjusted either up or down, based on the Company’s performance, the individual’s performance, market conditions or such other factors as are deemed relevant by the Company, provided, however, that it may not be adjusted below $800,000. Mr. Wellborn’s employment agreement also makes him eligible to earn an annual bonus of up to 135% of the minimum base salary. In the event that Mr. Wellborn is terminated without “cause” or resigns for “good reason,” Mr. Wellborn will be entitled to (i) his accrued base salary through the date of termination, (ii) the continuation of his base salary for a two year period following termination, (iii) continued participation in employee benefit plans for a two year period following termination, and (iv) two times the greater of (a) Mr. Wellborn’s target annual bonus for the year in which termination occurs, (b) 90% of the base salary for the year in which the termination occurs, and (c) the annual bonus for the fiscal year preceding the fiscal year in which the termination occurs. In addition, Mr. Wellborn’s stock options, restricted stock units and other forms of Company stock-based awards will immediately vest and such options will become fully exercisable if Mr. Wellborn is terminated without “cause” or resigns for “good reason.” In the event of a change of control of the Company in which the successor does not assume the obligations under the employment agreement, Mr. Wellborn will be entitled to the payments and benefits as if he had resigned for “good reason.” Further, under the terms of the employment agreement, Mr. Wellborn is prohibited from competing with the Company or soliciting employees of the Company for five years following his separation from the Company.

On February 24, 2009, Unilin Industries BVBA, a wholly-owned subsidiary of Mohawk Industries, Inc., and BVBA “F. De Cock Management” entered into a service agreement (the “Service Agreement”) pursuant to which Mr. De Cock will render certain transition services to the Unilin business segment. Pursuant to the Service Agreement, Mr. De Cock will receive an annual base amount of EUR 236,598 and an annual retainer amount of EUR 12,132. Mr. De Cock will also be eligible for an annual bonus of up to 85% of the base amount and an annual grant of up to 5,000 options to purchase Mohawk stock. The Company will reimburse all reasonable expenses incurred for services rendered to the Company. The Service Agreement restricts Mr. De Cock from providing services to competing companies or soliciting employees or customers for two years following the termination of the Service Agreement. The initial term of the Service Agreement expires on December 31, 2009. It may be renewed for subsequent one year terms, and is subject to termination by either party upon three months’ written notice.

Since January 1, 2008, the Company has had sales in the ordinary course of business of approximately $5.5 million to a customer in which Mr. Mark Lorberbaum, a brother of the Company’s CEO and Chairman, indirectly has a passive 75% investment interest. The Company is one of many suppliers to this customer. The maximum amount of this customer’s indebtedness to the Company since January 1, 2008 was $2.1 million, and it currently owes the Company $1.8 million. The Company has initiated legal proceedings to recover amounts owed.

Mr. De Cock’s son is employed by the Company as President—Unilin Flooring. Under the terms of his employment agreement, Mr. De Cock’s son earned approximately $679,000 including bonus in 2008. In addition, Mr. De Cock’s son was paid approximately $1,373,780 in 2008 under a discounted stock purchase agreement entered into in connection with the purchase of Unilin by the Company.

Compensation Committee Interlocks and Insider Participation

The following directors served on the Compensation Committee during 2008: Mr. Fiedler (Chairman), Mr. Kolb, Mr. Pokelwaldt and Mr. Bruckmann. Effective October 20, 2008, Mr. Kolb resigned from the Compensation Committee. Mr. Kolb was previously the Chairman and Chief Executive Officer of the Company, from which he retired in 2004 and 2001, respectively. None of such persons was a party to a Related Person Transaction during 2008.

Principal Stockholders of the Company

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 20, 2009, by (i) each person who is known by the Company beneficially to own more than five percent of the outstanding shares of the Common Stock, (ii) each of the Company’s directors and nominees, (iii) each of the named executive officers, and (iv) all of the Company’s directors and executive officers as a group. Unless otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Jeffrey S. Lorberbaum (1)	11,717,966	17.1%
Ruane, Cunniff & Goldfarb, Inc. (2)	10,129,108	14.8
Aladdin Partners, L.P. (3)	8,423,438	12.3
David L. Kolb (4)	323,125	*
Bruce C. Bruckmann (5)	284,293	*
Bernard P. Thiers (6)	186,306	*
W. Christopher Wellborn (7)	120,723	*
Robert N. Pokelwaldt (8)	44,875	*
Harold G. Turk (9)	33,792	*
Frank H. Boykin (10)	33,512	*
Larry W. McCurdy (11)	27,303	*
John F. Fiedler (12)	25,394	*
Phyllis O. Bonanno (13)	15,997	*
Frank T. Peters (14)	12,205	*
Frans G. De Cock (15)	6,000	*
Joseph T. Onorato	1,634	*
James T. Lucke (16)	1,400	*
Thomas J. Kanuk	98	*
All directors and executive officers as a group (16 persons)	12,834,623	18.8%

*	Less than one percent.
(1)	The address of Mr. Jeffrey S. Lorberbaum is 2001 Antioch Road, Dalton, Georgia 30721. Includes 8,423,438 shares held by Aladdin Partners, L.P.; please see footnote 3 for a description of Aladdin Partners’ share ownership. Also includes 209,418 shares owned by The Alan S. Lorberbaum Family Foundation, of which Mr. Lorberbaum is a trustee and may be deemed to share voting and investment power. Includes 2,705,604 shares held by the JMS Group Limited Partnership (“JMS”) and 30,000 shares held by SJL Management Co., LLC (“SJL”). SJL is the general partner of JMS. Mr. Lorberbaum is a one-third member of SJL and may be deemed to share voting and dispositive power with respect to all shares held by JMS. Includes 140,000 shares owned by Cuddy Holdings LP (“Cuddy”). Mr. Lorberbaum owns one-third of the voting shares of Helm Management Corporation, the sole general partner of Cuddy, and may be deemed to share voting and dispositive power with respect to all such shares. Mr. Lorberbaum disclaims beneficial ownership of all shares described above to the extent he does not have a pecuniary interest. Includes 29,500 shares issuable upon the exercise of currently vested options and 194 shares owned pursuant to the Company’s 401(k) Plan. Mr. Lorberbaum had no beneficial shares pledged as security as of March 20, 2009.
(2)	Based upon Schedule 13G/A dated February 13, 2009 filed with the SEC by Ruane, Cunniff & Co., Inc. The address of Ruane, Cunniff & Goldfarb, Inc. is 767 Fifth Avenue, Suite 4701, New York, New York 10153-4798.
(3)

The address of Aladdin Partners, L.P. is 2001 Antioch Road, Dalton, Georgia 30721. ASL Management Corp. is a general partner of Aladdin Partners, L.P. and shares voting and investment power with respect to these shares. The address of ASL Management Corp. is 2001 Antioch Road, Dalton, Georgia 30721. Mr. Jeffrey Lorberbaum is the owner of 100% of the outstanding voting stock of ASL Management Corp.

and, as a result, may be deemed to share voting and investment power with respect to these shares. Mr. Barry L. Hoffman is a director of ASL Management Corp. and, as a result of such position, may be deemed to share voting and investment power with respect to these shares. Excludes 2,000 shares owned of record by Mr. Hoffman in his individual capacity. The address of Mr. Hoffman is 2001 Antioch Road, Dalton, Georgia 30721. Each of ASL Management Corp., Mr. Jeffrey Lorberbaum and Mr. Hoffman disclaim beneficial ownership of the shares held by Aladdin Partners, L.P. to the extent they do not have a pecuniary interest.

(4)	Includes 13,050 shares issuable upon the exercise of currently vested options and 721 shares owned pursuant to the Company’s 401(k) plan. Also includes 4,820 shares held by two minor children, 369 shares held by Kolb Holdings. L.P. and 1,750 shares held by a family foundation.
(5)	Includes 11,025 shares issuable upon the exercise of currently vested options and 261,500 shares held by a family limited partnership.
(6)	Includes 4,200 shares issuable upon the exercise of currently vested options.
(7)	Includes 100,000 shares issuable upon the exercise of currently vested options.
(8)	Includes 15,300 shares issuable upon the exercise of currently vested options.
(9)	Includes 26,500 shares issuable upon the exercise of currently vested options.
(10)	Includes 31,100 shares issuable upon the exercise of currently vested options.
(11)	Includes 15,300 shares issuable upon the exercise of currently vested options.
(12)	Includes 19,800 shares issuable upon the exercise of currently vested options.
(13)	Includes 15,300 shares issuable upon the exercise of currently vested options.
(14)	Includes 8,900 shares issuable upon the exercise of currently vested options and 2,000 RSU’s scheduled to vest on May 1, 2009
(15)	Includes 6,000 shares issuable upon the exercise of currently vested options.
(16)	Includes 734 RSU’s scheduled to vest on May 5, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent stockholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except for five gift transactions by Mr. Bruckmann to a family member between 2004 and 2007 that were reported on Form 4 Reports in December 2008.

CORPORATE GOVERNANCE

Nomination Process for the Board of Directors

The Governance Committee evaluates candidates for the Board of Directors identified by its members, other Board members, Company’s management and stockholders. The Governance Committee from time to time may also retain a third-party executive search firm to identify qualified candidates for membership on the Board of Directors. A stockholder who wishes to recommend a prospective nominee for consideration by the Governance Committee should follow the procedures set forth below under “Stockholder Proposals.”

Once the Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation. In evaluating a prospective nominee, the Governance Committee may consider among other things, the following criteria: the ability of the prospective nominee to represent the interests of the stockholders of the Company; the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; the prospective nominee’s ability to dedicate sufficient time, energy and attention to the performance of his or her duties; the extent to which the prospective nominee contributes to the range of talent, skill and expertise of the Board of Directors; and the extent to which the prospective nominee helps the Board of Directors reflect the diversity of the Company’s stockholders, employees and customers.

After completing the evaluation, the Governance Committee makes a recommendation to the Board of Directors.

Communication with Directors

The Board of Directors has established a process by which interested parties may send communications to members of the Board of Directors. Interested parties wishing to send communications to members of the Board of Directors should write to the Mohawk Board of Directors at P.O. Box 963, Calhoun, Georgia 30703. Interested parties should indicate whether the communication is directed to all Board members or only non-management Board members. The Company’s General Counsel will relay all communications to all members of the Board or non-management directors as directed by the writer. For other information related to interested party opportunities to communicate with members of the Board of Directors (including the Company’s policy with respect to attendance of directors at annual stockholder meetings), visit the Company’s website at www.mohawkind.com under the heading “Corporate Governance.”

Availability of Information

The Board of Directors has adopted (i) written charters for each of the Audit Committee, the Compensation Committee and the Governance Committee, (ii) Corporate Governance Guidelines and (iii) the Mohawk Industries, Inc. Standards of Conduct and Ethics. Each of these documents is available on the Company’s website at www.mohawkind.com under the heading “Corporate Governance” and will be made available in print to any stockholder who requests it.

Financial Statement

Consolidated financial statements for the fiscal year ended December 31, 2008, auditor’s report and management’s discussion and analysis are provided under Appendix A.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder may desire to have included in the Company’s proxy statement for presentation at the 2010 Annual Meeting must be received by the Company at Mohawk Industries, Inc., P.O. Box 12069, 160 South Industrial Boulevard, Calhoun, Georgia 30703, Attention: Secretary, on or prior to December 7, 2009. In addition, stockholders may intend to present a director nomination or other proposal from the floor of the 2010 Annual Meeting, and they may commence their own proxy solicitation with respect to such director nomination or other proposal. Under the Company’s Bylaws, the Company must receive notice of a director nomination or other stockholder proposal prior to December 7, 2009 in order for the notice to be timely. If the Company does not receive notice of a director nomination or other stockholder proposal prior to December 7, 2009, the Company will retain discretionary voting authority over the proxies returned by stockholders for the 2010 Annual Meeting with respect to such director nomination or other stockholder proposal. Discretionary voting authority is the ability to vote proxies that stockholders have executed and returned to the Company, on matters not specifically reflected on the proxy card, and on which stockholders have not had an opportunity to vote by proxy.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting or are incidental to the conduct of the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

The Company will bear the cost of the solicitation of proxies on behalf of the Company. Directors, officers and other employees of the Company may, without additional compensation except for reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of not more than $7,500 plus expenses. The Company will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending the Company’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares.

A list of Stockholders entitled to be present and vote at the Annual Meeting will be available at the offices of the Company, 160 South Industrial Boulevard, Calhoun, Georgia 30701, for inspection by the Stockholders during regular business hours from May 1, 2009, to the date of the Annual Meeting. The list also will be available during the Annual Meeting for inspection by Stockholders who are present.

If you cannot be present in person, you are requested to complete, sign, date and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

BARBARA M. GOETZ

Corporate Secretary

Calhoun, Georgia

April 6, 2009

APPENDIX A

FINANCIAL SECTION

Selected Financial Data

	At or for the Years Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands, except per share data)
Statement of operations data:
Net sales	$6,826,348	7,586,018	7,905,842	6,620,099	5,880,372
Cost of sales(a)	5,088,584	5,471,234	5,674,531	4,851,853	4,256,129

Gross profit	1,737,764	2,114,784	2,231,311	1,768,246	1,624,243
Selling, general and administrative expenses	1,318,501	1,364,678	1,392,251	1,095,862	985,251
Impairment of goodwill and other intangibles(b)	1,543,397	—	—	—	—

Operating (loss) income	(1,124,134)	750,106	839,060	672,384	638,992

Interest expense	127,050	154,469	173,697	66,791	53,392
Other expense, net	26,982	674	8,488	3,460	4,809
U.S. customs refund(c )	—	(9,154)	(19,436)	—	—

	154,032	145,989	162,749	70,251	58,201

Earnings (loss) before income taxes	(1,278,166)	604,117	676,311	602,133	580,791
Income taxes(d)	180,062	(102,697)	220,478	214,995	209,994

Net (loss) earnings	$(1,458,228)	706,814	455,833	387,138	370,797

Basic (loss) earnings per share(d)	$(21.32)	10.37	6.74	5.78	5.56

Weighted-average common shares outstanding	68,401	68,172	67,674	66,932	66,682

Diluted (loss) earnings per share(d)	$(21.32)	10.32	6.70	5.72	5.49

Weighted-average common and dilutive potential common shares outstanding	68,401	68,492	68,056	67,644	67,557

Balance sheet data:
Working capital (includes short-term debt).	$1,369,332	1,238,220	783,148	1,277,087	972,325
Total assets (b & d)	6,446,175	8,680,050	8,212,209	8,066,025	4,429,993
Long-term debt (including current portion)	1,954,786	2,281,834	2,783,681	3,308,370	891,341
Stockholders’ equity	3,153,804	4,707,357	3,715,263	3,058,238	2,668,512

(a)	In 2005, gross margin was impacted by a non-recurring $34,300 ($22,300 net of tax) fair value adjustment to Unilin’s acquired inventory.
(b)	In 2008, the Company recorded an impairment of goodwill and other intangibles which included $276,807 for the Mohawk segment, $531,930 for the Dal-Tile segment and $734,660 for the Unilin segment.
(c)	In 2007 and 2006, the Company received partial refunds from the U.S. government in reference to settlement of custom disputes dating back to 1982.
(d)	During the fourth quarter of 2007, the Company implemented a change in residency of one of its foreign subsidiaries. This tax restructuring resulted in a step up in the subsidiary’s taxable basis, which resulted in the recognition of a deferred tax asset of approximately $245,000 and a related income tax benefit of approximately $272,000. During the third quarter of 2008, the Company recorded a valuation allowance of approximately $253,000 against the deferred tax asset described above.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company is a leading producer of floor covering products for residential and commercial applications in the U.S. and Europe with net sales in 2008 of $6.8 billion. The Company is the second largest carpet and rug manufacturer, a leading manufacturer, marketer and distributor of ceramic tile, natural stone and hardwood flooring in the U.S. and a leading producer of laminate flooring in the U.S. and Europe.

The Company has three reporting segments, the Mohawk segment, the Dal-Tile segment and the Unilin segment. The Mohawk segment manufactures, markets and distributes its product lines primarily in North America, which include carpet, rugs, pad, ceramic tile, hardwood, resilient and laminate, through its network of regional distribution centers and satellite warehouses using company-operated trucks, common carrier or rail transportation. The segment product lines are sold through various selling channels, which include floor covering retailers, home centers, mass merchandisers, department stores, independent distributors, commercial dealers and commercial end users. The Dal-Tile segment manufactures, markets and distributes its product lines primarily in North America, which include ceramic tile, porcelain tile and stone products, through its network of regional distribution centers and approximately 250 company-operated sales service centers using company-operated trucks, common carriers or rail transportation. The segment product lines are purchased by floor covering retailers, home centers, independent distributors, tile specialty dealers, tile contractors, and commercial end users. The Unilin segment manufactures, markets and distributes its product lines primarily in North America and Europe, which include laminate flooring, wood flooring, roofing systems and other wood products through various selling channels, which include retailers, home centers and independent distributors.

In 2007, the primary categories of the U.S. floor covering industry, based on sales dollars, were carpet and rug (62%), ceramic tile (13%), hardwood (11%), resilient and rubber (9%), and laminate (5%).

The Company reported net loss of $1,458.2 million or diluted (loss) earnings per share (“EPS”) of ($21.32) for 2008, compared to net earnings of $706.8 million and $10.32 EPS for 2007. The change in EPS resulted primarily from a $1,543.4 million pre-tax impairment charge to reduce the carrying amount of goodwill and other intangibles, a charge of $253 million to record a tax valuation allowance against the carrying amount of a deferred tax asset recognized in the fourth quarter of 2007, lower sales volumes, rising raw material and energy costs and business restructurings. During 2008, the Company paid down approximately $333 million in debt.

The Company believes that industry demand for the products manufactured by the Company will continue to be impacted by the softened demand that began in the fourth quarter of 2006 and worsened considerably during the later parts of 2008. The global economy continues in the most significant downturn in recent history. Overall economic conditions and consumer sentiment have continued to deteriorate, which has intensified the pressure on the demand for housing and, as a result, the Company’s products. As the Company slowed production and raw materials purchases in the fourth quarter to reduce inventory in response to reduced demand, the proportion of higher cost products in inventory increased. Consequently, the Company anticipates that its margins and earnings will be negatively impacted until demand for the Company’s products increases and the portion of higher cost products in inventory declines as higher cost inventory flows through earnings.

Although the Company cannot determine with certainty as to when the deteriorating market conditions will stabilize and begin to improve, the Company believes it is well-positioned in the long-term as the industry improves. The Company continues to monitor expenses and manufacturing capacity based on current industry conditions and will continue to adjust as required.

Results of Operations

Following are the results of operations for the last three years:

	For the Years Ended December 31,
	2008		2007		2006
	(In thousands)
Statement of operations data:
Net sales	$6,826,348	100.0%	7,586,018	100.0%	7,905,842	100.0%
Cost of sales	5,088,584	74.5%	5,471,234	72.1%	5,674,531	71.8%

Gross profit	1,737,764	25.5%	2,114,784	27.9%	2,231,311	28.2%
Selling, general and administrative expenses	1,318,501	19.3%	1,364,678	18.0%	1,392,251	17.6%
Impairment of goodwill and other intangibles	1,543,397	22.6%	—	0.0%	—	0.0%

Operating (loss) income	(1,124,134)	-16.5%	750,106	9.9%	839,060	10.6%

Interest expense	127,050	1.9%	154,469	2.0%	173,697	2.2%
Other expense, net	26,982	0.4%	674	0.0%	8,488	0.1%
U.S. customs refund	—	0.0%	(9,154)	-0.1%	(19,436)	-0.2%

	154,032	2.3%	145,989	1.9%	162,749	2.1%

Earnings (loss) before income taxes	(1,278,166)	-18.7%	604,117	8.0%	676,311	8.6%
Income taxes	180,062	2.6%	(102,697)	-1.4%	220,478	2.8%

Net (loss) earnings	$(1,458,228)	-21.4%	706,814	9.3%	455,833	5.8%

Year Ended December 31, 2008, as Compared with Year Ended December 31, 2007

Net Sales

Net sales for the year ended December 31, 2008, were $6,826.3 million, reflecting a decrease of $759.7 million, or 10.0%, from the $7,586.0 million reported for the year ended December 31, 2007. The decrease was primarily driven by a decline in sales volumes of approximately $973 million due to the continued decline in the U.S. residential markets, softening commercial demand and slowing European demand, partially offset by a benefit of approximately $131 million due to the net effect of price increases and product mix, and a benefit of approximately $79 million due to favorable foreign exchange rates.

Mohawk Segment—Net sales decreased $577.5 million, or 13.7%, to $3,628.2 million in 2008, compared to $4,205.7 million in 2007. The decrease was primarily driven by a decline in sales volumes of approximately $639 million due to the continued decline in the U.S. residential market and softening commercial demand, partially offset by a benefit of approximately $83 million due to the net effect of price increases and product mix.

Dal-Tile Segment—Net sales decreased $122.3 million, or 6.3%, to $1,815.4 million in 2008, compared to $1,937.7 million reported in 2007. This decrease was primarily driven by a decline in sales volumes of approximately $146 million due to the continued decline in the U.S. residential market, partially offset by a benefit of approximately $24 million due to the net effect of price increases and product mix.

Unilin Segment—Net sales decreased $22.4 million, or 1.5%, to $1,465.2 million in 2008, compared to $1,487.6 million in 2007. The decrease in net sales was driven by a decline in sales volume of approximately $188 million due to the continued decline in the U.S. residential market and slowing European demand, partially offset by a benefit of approximately $63 million due to the Wood Acquisition, a benefit of approximately $79 million due to favorable foreign exchange rates and a benefit of approximately $23 million due to the net effect of price increases and product mix.

Quarterly net sales and the percentage changes in net sales by quarter for 2008 versus 2007 were as follows (dollars in thousands)

	2008	2007	Change
First quarter	$1,738,097	1,863,863	-6.7%
Second quarter	1,840,045	1,977,210	-6.9
Third quarter	1,763,034	1,937,677	-9.0
Fourth quarter	1,485,172	1,807,268	-17.8

Total year	$6,826,348	7,586,018	-10.0%

Gross Profit

Gross profit was $1,737.8 million (25.5% of net sales) for 2008 and represented a decrease of $377.0 million, or 17.8%, compared to gross profit of $2,114.8 million (27.9% of net sales) for 2007. Gross profit was unfavorably impacted by increasing costs for raw materials and energy of approximately $172 million, net of cost savings initiatives, and a decline in volumes of approximately $279 million, partially offset by the net effect of price increases and product mix of approximately $97 million.

Selling, general and administrative expenses

Selling, general and administrative expenses for 2008 were $1,318.5 million (19.3% of net sales), reflecting a decrease of $46.2 million, or 3.4%, compared to $1,364.7 million (18.0% of net sales) for 2007. The decrease in SG&A is attributable to various cost savings initiatives implemented by the Company, offset by approximately $25 million of unfavorable foreign exchange rates.

Impairment of goodwill and intangibles

During 2008, the Company recorded a $1,543.4 million impairment charge to reduce the carrying amount of the Company’s goodwill and intangible assets to their estimated fair value based upon the results of two interim impairment tests conducted in the third and fourth quarters of 2008. The Company performed interim impairment tests because of a prolonged decline in the Company’s market capitalization during the third and fourth quarters of 2008, which the Company believes is primarily a result of the weakness in the U.S. residential housing market and the slowing European economy. In both the third and fourth quarters of 2008, the Company concluded that the weakness in the U.S. residential housing market is likely to persist based on its review of, among other things, sequential quarterly housing starts, recent turmoil surrounding the nation’s largest mortgage lenders, the potential negative impact on the availability of mortgage financing and housing start forecasts published by national home builder associations pushing recovery in the U.S. residential housing market beyond 2009. The total impairment included $276.8 million in the Mohawk segment, $531.9 million in the Dal-Tile segment and $734.7 million in the Unilin segment. If, in the future, the Company’s market capitalization and/or the estimated fair value of the Company’s reporting units were to decline further, it may be necessary to record further impairment charges.

Operating (loss) income

Operating loss for 2008 was $1,124.1 million reflecting a decrease of $1,874.2 million compared to operating income of $750.1 million (9.9% of net sales) in 2007. The decrease was primarily driven by the recognition of impairment of goodwill and other intangibles of $1,543.4 million, a decline in sales volumes of approximately $285 million and rising costs for raw materials and energy of approximately $116 million, net of cost savings initiatives, partially offset by a benefit of approximately $130 million due to the net effect of price increases and product mix.

Mohawk Segment—Operating loss was $216.2 million in 2008 reflecting a decrease of $471.1 million compared to operating income of $254.9 million (6.1% of segment net sales) in 2007. The decrease was primarily due to the impairment of goodwill and other intangibles of $276.8 million, a decline in sales volumes of approximately $142 million and rising costs for raw materials and energy of approximately $82 million, net of cost savings initiatives, partially offset by a benefit of approximately $82 million due to the net effect of price increases and product mix.

Dal-Tile Segment—Operating loss was $323.4 million in 2008 reflecting a decrease of $582.1 million, compared to operating income of $258.7 million (13.4% of segment net sales) in 2007. The decrease was primarily due to the impairment of goodwill of $531.9 million, rising costs for raw materials and energy of approximately $31 million, net of cost savings initiatives, and a decline in sales volumes of approximately $56 million, partially offset by a benefit of approximately $41 million due to the net effect of price increases and product mix.

Unilin Segment—Operating loss was $564.9 million in 2008, reflecting a decrease of $837.2 million compared to operating income of $272.3 million (18.3% of segment net sales) in 2007. The decrease was primarily due to the impairment of goodwill and other intangibles of $734.7 million, a decline in sales volumes of approximately $88 million and rising costs for raw materials and energy of approximately $19 million, net of cost savings initiatives, partially offset by a benefit of approximately $7 million due to the net effect of price increases and product mix.

Interest expense

Interest expense for 2008 was $127.1 million compared to $154.5 million in 2007. The decrease in interest expense for 2008 as compared to 2007 was attributable to lower average debt and lower average interest rates on outstanding revolving debt.

Income tax (benefit) expense

The 2008 provision for income tax was $180.1 million, as compared to an income tax benefit of $102.7 million for 2007. The effective tax rate for 2008 was (14.1%) as compared to an effective tax rate benefit of 17.0% for 2007. The change in the tax rate was primarily due to the impact on pre-tax earnings of the impairment charge on non-deductible goodwill, the 2008 business restructurings, and the recognition of a valuation allowance of $253 million, which is described below, against certain deferred tax assets that the Company believes is no longer more likely than not to be realized. Without the impact of these three items, the Company would have reflected a 2008 provision for income tax of $70.5 million, as compared to a provision of $168.9 million for 2007, which excludes a tax benefit of approximately $272 million from the European restructuring described below.

In the fourth quarter of 2007, the Company moved the intellectual property and treasury operations of an indirectly owned European entity to a new office in another jurisdiction in Europe. The Company also indirectly owned a holding company in the new jurisdiction that provided certain treasury functions to Unilin, and the move allowed for the consolidation of the historical intellectual property and treasury operations to be combined with those of the holding company’s treasury operations in a single jurisdiction in order to integrate and streamline the operations, to facilitate international acquisitions and to improve tax and cost efficiencies. This restructuring resulted in a step up in the subsidiary’s taxable basis of its intellectual property. The step up relates primarily to intangible assets which will be amortized over 10 years for tax purposes. During the fourth quarter of 2007, the Company evaluated the evidence for recognition of the deferred tax asset created through the restructuring and determined that, based on the available evidence, the deferred tax asset would more likely than not be realized. The deferred tax asset recognized at December 31, 2007 was approximately $245 million and the related income tax benefit recognized in the financial statements was approximately $272 million.

During the third quarter of 2008, the Company reassessed the need for a valuation allowance against its deferred tax assets. Actual cash flows have been less than those projected as of December 31, 2007, primarily due to the slowing worldwide economy and declining sales volume. The Company determined that, given the current and expected economic conditions and the corresponding reductions in cash flows, its ability to realize the benefit of the deferred tax asset related to the European restructuring transaction described above, as well as tax losses generated in the same jurisdiction was not more likely than not. Accordingly during the third quarter of 2008, the Company recorded a $253 million valuation allowance against the deferred tax asset created as a result of the European restructuring.

Year Ended December 31, 2007, as Compared with Year Ended December 31, 2006

Net sales for the year ended December 31, 2007, were $7,586.0 million, reflecting a decrease of $319.8 million, or 4.0%, from the $7,905.8 million reported for the year ended December 31, 2006. The decrease primarily occurred in the Company’s U.S. residential new construction and replacement channels, which the Company believes was caused by the slowing U.S. housing industry offset by stronger sales within the European product categories and the impact of the Wood Acquisition.

Mohawk Segment—Net sales decreased $536.4 million, or 11.3%, to $4,205.7 million in 2007 compared to $4,742.1 million in 2006. The decrease was due to lower demand in its residential new construction and replacement channels, which the Company believes resulted primarily from the slowing U.S. housing industry.

Dal-Tile Segment—Net sales decreased $4.1 million, or 0.2%, to $1,937.7 million in 2007 compared to $1,941.8 million reported in 2006. The decrease was primarily attributable to lower sales within its residential channel, which the Company believes was due to the slowing U.S. housing industry.

Unilin Segment—Net sales increased $250.7 million, or 20.3%, to $1,487.6 million in 2007 compared to $1,236.9 million in 2006. The increase in sales was driven by an increase in selling prices, higher demand in Europe, favorable Euro exchange rates, the Wood Acquisition and an increase in patent revenues.

Quarterly net sales and the percentage changes in net sales by quarter for 2007 versus 2006 were as follows (dollars in thousands)

	2007	2006	Change
First quarter	$1,863,863	1,925,106	-3.2%
Second quarter	1,977,210	2,058,123	-3.9
Third quarter	1,937,677	2,024,019	-4.3
Fourth quarter	1,807,268	1,898,594	-4.8

Total year	$7,586,018	7,905,842	-4.0%

Gross Profit

Gross profit was $2,114.8 million (27.9% of net sales) for 2007 and represented a decrease of $116.5 million, or 5.2%, compared to gross profit of $2,231.3 million (28.2% of net sales) for 2006. Gross profit as a percentage of net sales for 2007 was unfavorably impacted by lower sales volume in the U.S., higher raw material costs and plant shutdowns in the U.S. offset by price increases and higher demand in Europe.

Selling, general and administrative expenses

Selling, general and administrative expenses for 2007 were $1,364.7 million (18.0% of net sales), reflecting a decrease of $27.6 million, or 2.0%, compared to $1,392.3 million (17.6% of net sales) for 2006. The increase in the selling, general and administrative expenses as a percentage of net sales was primarily attributable to lower sales in proportion to selling, general and administrative expenses.

Operating (loss) income

Operating income for 2007 was $750.1 million (9.9% of net sales) compared to $839.1 million (10.6% of net sales) in 2006. Operating income as a percentage of net sales in 2007 was unfavorably impacted by lower sales volume, which the Company believes was primarily attributable to the slowing U.S. housing industry, and plant shutdowns partially offset by higher sales in Europe.

Mohawk Segment—Operating income was $254.9 million (6.1% of segment net sales) in 2007 reflecting a decrease of $132.5 million compared to $387.4 million (8.2% of segment net sales) in 2006. Operating income as a percentage of the Mohawk segment net sales was unfavorably impacted by its residential new construction and replacement channels, which the Company believes resulted from the slowing U.S. housing industry, increased manufacturing costs resulting from lower production volume, higher raw material costs and plant shutdowns.

Dal-Tile Segment—Operating income was $258.7 million (13.4% of segment net sales) in 2007 reflecting a decrease of $12.2 million compared to $270.9 million (14.0% of segment net sales) in 2006. Operating income as a percentage of the Dal-Tile segment net sales was unfavorably impacted by its residential channel, which the Company believes resulted from the slowing U.S. housing industry and a plant shutdown.

Unilin Segment—Operating income was $272.3 million (18.3% of segment net sales) in 2007 reflecting an increase of $58.2 million compared to $214.1 million (17.3% of segment net sales) in 2006. Operating income as a percentage of the Unilin segment was favorably impacted by an increase in selling prices and higher demand.

Interest Expense

Interest expense for 2007 was $154.5 million compared to $173.7 million in 2006. The decrease in interest expense for 2007 as compared to 2006 was attributable to lower average debt, partially offset by higher interest rates in 2007 when compared to 2006.

Income tax (benefit) expense

The Company had an income tax benefit of $102.7 million, or (17.0)% of earnings before income taxes for 2007, compared to an income tax expense of $220.5 million, or 32.6% of earnings before income taxes for 2006. During the fourth quarter of 2007, the Company implemented a change in residency of one of its foreign subsidiaries. The Company moved the intellectual property and treasury operations of an indirectly owned European entity to a new office in another jurisdiction in Europe. The Company also indirectly owned a holding company in the new jurisdiction that provided certain treasury functions to Unilin and the move allowed for the consolidation of the historical intellectual property and treasury operations to be combined with those of the holding company’s treasury operations in a single jurisdiction in order to integrate and streamline the operations, to facilitate international acquisitions and to improve tax and cost efficiencies. This restructuring resulted in a step up in the subsidiary’s taxable basis of its intellectual property. The step up relates primarily to intangible assets which will be amortized over 10 years for tax purposes. During the fourth quarter of 2007, the Company evaluated the evidence for recognition of the deferred tax asset created through the restructuring and determined that, based on the available evidence, the deferred tax asset would more likely than not be realized. The deferred tax asset recognized at December 31, 2007 was approximately $245 million and the related income tax benefit recognized in the financial statements was approximately $272 million. The recognition of the deferred tax asset resulted in a reduction in the Company’s effective tax rate for the year. In addition the tax rate also decreased due to a greater percentage of income in lower taxed jurisdictions and changes implemented in the third quarter of 2007, which resulted in higher interest deductions outside the U.S.

Liquidity and Capital Resources

The Company’s primary capital requirements are for working capital, capital expenditures and acquisitions. The Company’s capital needs are met primarily through a combination of internally generated funds, bank credit lines, term and senior notes, the sale of trade receivables and credit terms from suppliers.

Cash flows generated by operations for 2008 were $570.0 million compared to $875.1 million for 2007. The decrease in operating cash flows for 2008 as compared to 2007 is primarily attributable to lower earnings as a result of declining business conditions, the timing of receipts due to a calendar shift in the fourth quarter of 2007 as compared to 2006, a change in customer mix and lower accounts payable and accruals due to lower volumes, partially offset by lower inventory levels.

Net cash used in investing activities in 2008 was $226.1 million compared to $310.2 million for 2007. The decrease is due to lower acquisition investments during 2008 as compared to 2007 partially offset by higher capital spending. Capital expenditures, including $226.3 million for acquisitions, have totaled $772.9 million over the past three years. Capital spending during 2009 for the Company, excluding acquisitions, is estimated to range from $120 million to $130 million, which will be used primarily to purchase equipment and maintenance capital expenditures to improve efficiency and reduce costs.

Net cash used in financing activities for 2008 was $342.9 million compared to $540.0 million in 2007. The primary reason for the change was lower repayment of certain indebtedness of approximately $333 million due to declining business conditions, and lower borrowings in 2008 as compared to repayments of approximately $534 million in 2007.

On October 28, 2005, the Company entered into a $1.5 billion five-year, senior, unsecured, revolving credit and term loan facility (the “senior unsecured credit facilities”). The senior unsecured credit facilities replaced a then-existing credit facility and various uncommitted credit lines. The senior unsecured credit facilities consist of (i) a multi-currency $750.0 million revolving credit facility, which matures on October 28, 2010, (ii) a $389.2 million term loan facility, which was repaid in 2006, and (iii) a Euro 300.0 million term loan facility, which was repaid in 2008. During the third quarter of 2008 the $750 million revolving credit facility was impacted by the bankruptcy of Lehman Brothers Holdings Inc. (“Lehman”). On December 31, 2008, the Company reduced the $750 million revolving credit facility to $650 million by eliminating the credit commitment of Lehman under the defaulting lender provision of the senior unsecured credit facilities. The Company believes the remaining banks in its revolving credit facility are stable and that the remaining availability is adequate to meet its liquidity requirements.

At December 31, 2008, the amount used under the revolving credit facility of the senior unsecured credit facilities was $171.7 million leaving a total of approximately $478.3 million available under the revolving credit facility. The amount used under the revolving credit facility is composed of $55.3 million borrowings, $55.6 million standby letters of credit guaranteeing the Company’s industrial revenue bonds and $60.8 million standby letters of credit related to various insurance contracts and foreign vendor commitments.

On November 8, 2005, one of the Company’s subsidiaries entered into a Euro 130.0 million, five-year unsecured, revolving credit facility, maturing on November 8, 2010 (the “Euro revolving credit facility”). This agreement bears interest at EURIBOR plus an indexed amount based on the Company’s senior, unsecured, long-term debt rating. The Company guaranteed the obligations of that subsidiary under the Euro revolving credit facility and any of the Company’s other subsidiaries that become borrowers under the Euro revolving credit facility. At December 31, 2008, the Company had no borrowings outstanding under this facility and a total of $183 million (USD equivalent) was available to its European operations under the Company’s €130 million Euro revolving credit facility.

Borrowings outstanding under the senior unsecured credit facilities bears interest, at the Company’s option, at (i) the greater of (x) prime rate or (y) the overnight federal funds rate plus 0.50%, or (ii) LIBOR plus an indexed amount based on the Company’s senior, unsecured, long-term debt rating.

The Company’s senior unsecured credit facilities and the Euro revolving credit facility both contain debt to capital ratio requirements and other customary covenants. The Company was in compliance with these covenants at December 31, 2008. Under both of these credit facilities, the Company must pay an annual facility fee ranging from 0.06% to 0.25% depending upon the Company’s senior, unsecured long-term debt rating.

The Company has an on-balance sheet trade accounts receivable securitization agreement (“Securitization Facility”). At December 31, 2008, the Company had $47 million outstanding secured by trade receivables. The Securitization Facility allows the Company to borrow up to $250.0 million based on available accounts receivable. On July 28, 2008, the Company amended and restated the Securitization Facility, reduced total availability from $350.0 million to $250.0 million due to its adequate liquidity position and extended the term until July 27, 2009.

On January 17, 2006, the Company issued $500.0 million aggregate principal amount of 5.750% notes due 2011 and $900.0 million aggregate principal amount of 6.125% notes due 2016. Interest payable on each series of the notes is subject to adjustment if either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, or both, downgrades the rating they have assigned to the notes. Each rating agency downgrade results in a 0.25% increase in the interest rate, subject to a maximum increase of 1% per rating agency. If later the rating of these notes improves, then the interest rates would be reduced accordingly. Each 0.25% increase in the interest rate of these notes would increase the Company’s interest expense by approximately $3.5 million per year. On November 7, 2008, Moody’s Investors Service, Inc. announced that it placed the Company’s Baa3 long term rating on review for possible downgrade. On February 25, 2009, Moody’s Investors Service, Inc. announced that it had downgraded its ratings on the Company’s senior unsecured notes to Ba1 from Baa3 and was maintaining a negative rating outlook, following the completion of its rating review. This downgrade will increase the Company’s interest expense by approximately $3.5 million per year and could adversely affect the cost of and ability to obtain additional credit in the future. Additional downgrades in the Company’s credit rating could further increase the cost of its existing credit and adversely affect the cost of and ability to obtain additional credit in the future.

In 2002, the Company issued $400.0 million aggregate principal amount of its senior 7.2% notes due 2012.

The Company believes that cash generated from operations in 2009 and availability under its existing revolving credit facility will be sufficient to meet its capital expenditures and working capital requirements in 2009.

The Company’s Board of Directors has authorized the repurchase of up to 15 million shares of the Company’s outstanding common stock. Since the inception of the program in 1999, a total of approximately 11.5 million shares have been repurchased at an aggregate cost of approximately $334.7 million. All of these repurchases have been financed through the Company’s operations and banking arrangements. The Company has not repurchased any of its shares since the third quarter of 2006.

On October 31, 2005, the Company entered into a Discounted Stock Purchase Agreement (the “DSPA”) with certain members of the Unilin management team (the “Unilin Management”). Under the terms of the DSPA, the Company will be obligated to make cash payments to the Unilin Management in the event that certain performance goals are satisfied. In each of the years in the five-year period ended December 31, 2010, the remaining members of Unilin Management can earn amounts, in the aggregate, equal to the average value of 30,671 shares of the Company’s common stock over the 20 trading day period ending on December 31 of the prior year. Any failure in a given year to reach the performance goals may be rectified, and consequently the amounts payable with respect to achieving such criteria may be made, in any of the other years. The amount of the liability is measured each period and recognized as compensation expense in the statement of operations. The Company did not recognize any expense under the DSPA for the fiscal year ended December 31, 2008.

The outstanding checks in excess of cash represent trade payables checks that have not yet cleared the bank. When the checks clear the bank, they are funded by the revolving credit facility. This policy does not impact any liquid assets on the consolidated balance sheets.

The following is a summary of the Company’s future minimum payments under contractual obligations as of December 31, 2008 (in thousands):

	Total	2009	2010	2011	2012	2013	Thereafter
Recorded Contractual Obligations:
Long-term debt, including current maturities and capital leases	$1,954,786	94,785	56,796	500,881	400,451	515	901,358

Unrecorded Contractual Obligations:
Interest payments on long-term debt and capital leases(1)	488,261	114,376	112,740	85,145	63,430	55,148	57,422
Operating leases	433,928	106,932	86,277	68,017	52,516	39,814	80,372
Purchase commitments(2)	357,447	225,296	125,113	7,038	—	—	—
Expected pension contributions(3)	1,884	1,884	—	—	—	—	—
Guarantees	85,640	85,640	—	—	—	—	—

	1,367,160	534,128	324,130	160,200	115,946	94,962	137,794

Total	$3,321,946	628,913	380,926	661,081	516,397	95,477	1,039,152

(1)	For fixed rate debt, the Company calculated interest based on the applicable rates and payment dates. For variable rate debt, the Company estimated average outstanding balances for the respective periods and applied interest rates in effect at December 31, 2008 to these balances.
(2)	Includes commitments for natural gas, electricity and raw material purchases.
(3)	Includes the estimated pension contributions for 2009 only, as the Company is unable to estimate the pension contributions beyond 2009. The Company’s projected benefit obligation at December 31, 2008 was $20.1 million. These liabilities have not been presented in the table above due to uncertainty as to amounts and timing regarding future payments.

As of December 31, 2008, the Company has accrued income tax liabilities for uncertain tax positions of $91.9 million, of which $51.9 million is current. These liabilities have not been presented in the table above due to uncertainty as to amounts and timing regarding future payments.

Critical Accounting Policies

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the U.S., the Company must make decisions which impact the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. Such decisions include the selection of appropriate accounting principles to be applied and the assumptions on which to base accounting estimates. In reaching such decisions, the Company applies judgment based on its understanding and analysis of the relevant circumstances and historical experience. Actual amounts could differ from those estimated at the time the consolidated financial statements are prepared.

The Company’s significant accounting policies are described in Note 1 to the Consolidated Financial Statements included elsewhere in this report. Some of those significant accounting policies require the Company to make subjective or complex judgments or estimates. Critical accounting policies are defined as those that are both most important to the portrayal of a company’s financial condition and results and require management’s most difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

The Company believes the following accounting policies require it to use judgments and estimates in preparing its consolidated financial statements and represent critical accounting policies.

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Accounts receivable and revenue recognition. Revenues are recognized when there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable, and collectability can be reasonably assured. The Company provides allowances for expected cash discounts, returns, claims and doubtful accounts based upon historical bad debt and claims experience and periodic evaluation of specific customer accounts and the aging of accounts receivable. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

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Inventories are stated at the lower of cost or market (net realizable value). Cost has been determined using the first-in first-out method (“FIFO”). Costs included in inventory include raw materials, direct and indirect labor and employee benefits, depreciation, general manufacturing overhead and various other costs of manufacturing. Market, with respect to all inventories, is replacement cost or net realizable value. Inventories on hand are compared against anticipated future usage, which is a function of historical usage, anticipated future selling price, expected sales below cost, excessive quantities and an evaluation for obsolescence. Actual results could differ from assumptions used to value obsolete inventory, excessive inventory or inventory expected to be sold below cost and additional reserves may be required.

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Goodwill and other intangibles. Goodwill is tested annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. The Company considers the relationship between its market capitalization and its book value, among other factors, when reviewing for indicators of impairment. The goodwill impairment tests are based on determining the fair value of the specified reporting units based on management judgments and assumptions using the discounted cash flows and comparable company market valuation approaches. The Company has identified Mohawk, Dal-Tile, Unilin Flooring, Unilin Chipboard and Melamine, and Unilin Roofing as its reporting units for the purposes of allocating goodwill and intangibles as well as assessing impairments. The valuation approaches are subject to key judgments and assumptions that are sensitive to change such as judgments and assumptions about appropriate sales growth rates, operating margins, weighted average cost of capital (“WACC”), and comparable company market multiples. When developing these key judgments and assumptions, the Company considers economic, operational and market conditions that could impact the fair value of the reporting unit. However, estimates are inherently uncertain and represent only management’s reasonable expectations regarding future developments. These estimates and the judgments and assumptions upon which the estimates are based will, in all likelihood, differ in some respects from actual future results. Should a significant or prolonged deterioration in economic conditions occur, such as continued declines in spending for new construction, remodeling and replacement activities; the inability to pass increases in the costs of raw materials and fuel on to customers; or a decline in comparable company market multiples, then key judgments and assumptions could be impacted. Generally, a moderate decline in estimated operating income or a small increase in WACC or a decline in market capitalization could result in an additional indication of impairment.

The impairment test for intangible assets not subject to amortization involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. Significant judgments inherent in this analysis include assumptions about appropriate sales growth rates, royalty rates, WACC and the amount of expected future cash flows. These judgments and assumptions are subject to the variability discussed above. The impairment evaluation for indefinite lived intangible assets, which for the Company are its trademarks, is conducted during the fourth quarter of each year, or more frequently if events or changes in circumstances indicate that an asset might be impaired. The determination of fair value used in the impairment evaluation is based on discounted estimates of future sales projections attributable to ownership of the trademarks. Significant judgments inherent in this analysis include assumptions about appropriate sales growth rates, royalty rates, WACC and the amount of expected future cash flows. The judgments and assumptions used in the estimate of fair value are generally consistent with past performance and are also consistent with the projections and assumptions that are used in current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions. The determination of fair value is highly sensitive to differences between estimated and actual cash flows and changes in the related discount rate used to evaluate the fair value of the trademarks. Estimated cash flows are sensitive to changes in the economy among other things.

The Company reviews long-lived assets, including its intangible assets subject to amortization which, for the Company are its patents and customer relationships, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of long-lived assets to future undiscounted net cash flows expected to be generated by these assets. If such assets are considered to be impaired, the impairment recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Company conducted its annual assessment of goodwill and indefinite lived intangibles in the fourth quarter and no impairment was indicated. During the third and fourth quarters of 2008, the Company conducted interim impairment tests and recorded impairment of goodwill and other intangibles of $1,418.9 million and $124.5 million, respectively.

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The Company’s effective tax rate is based on its income, statutory tax rates and tax planning opportunities available in the jurisdictions in which it operates. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining the Company’s tax expense and in evaluating the Company’s tax positions. Deferred tax assets represent amounts available to reduce income taxes payable on taxable income in a future period. The Company evaluates the recoverability of these future tax benefits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income inherently rely on estimates, including business forecasts and other projections of financial results over an extended period of time. In the event that the Company does not expect to realize all or a portion of its deferred tax assets in the future, a valuation allowance is provided. The Company would recognize such amounts through a charge to income in the period in which that determination is made or when tax law changes are enacted.

In the ordinary course of business there is inherent uncertainty in quantifying the Company’s income tax positions. The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon the Company’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where it is more likely than not that a tax benefit will be sustained, the Company has recorded the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information, as required by the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109.” For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the consolidated financial statements.

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Environmental and legal accruals are estimates based on judgments made by the Company relating to ongoing environmental and legal proceedings, as disclosed in the Company’s consolidated financial statements. In determining whether a liability is probable and reasonably estimable, the Company consults with its internal experts. The Company believes that the amounts recorded in the accompanying financial statements are based on the best estimates and judgments available to it.

Recent Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of financial instruments according to a fair value hierarchy. Additionally, companies are required to provide certain disclosures regarding instruments within the hierarchy, including a reconciliation of the beginning and ending balances for each major category of assets and liabilities. SFAS No. 157 is effective for the Company’s fiscal year beginning January 1, 2008 for financial assets and liabilities and January 1, 2009 for non-financial assets and liabilities. The adoption of SFAS No. 157 for financial assets and liabilities on January 1, 2008 did not have a material impact on the Company’s consolidated financial statements. The Company does not expect the adoption of SFAS No. 157 for non-financial assets and liabilities to have a material impact on its consolidated financial statements, but its adoption may impact future acquisitions and impairment assessments.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans-an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS No. 158”). The Company adopted all provisions of SFAS No. 158 as of December 31, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The adoption of the measurement provisions of SFAS No. 158 on January 1, 2008 did not have any impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS No. 159, a company may elect to use fair value to measure eligible items at a specified election date and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. The Company adopted SFAS No. 159 effective January 1, 2008, but did not elect to adjust any of the eligible assets or liabilities to fair value. Therefore, the adoption did not have any impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. Once adopted, SFAS 141R will impact the recognition and measurement of future business combinations and certain income tax benefits recognized from prior business combinations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The provisions of SFAS No. 161 are effective for the first quarter of 2009. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In October 2008, the FASB issued Staff Position No. 157-3 “Determining Fair Value of a Financial Asset in a Market That Is Not Active” (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS No. 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. This FSP is effective immediately and includes those periods for which financial statements have not been issued. The Company currently does not have any financial assets that are valued using inactive markets, and as such is not impacted by the issuance of FSP 157-3.

Impact of Inflation

Inflation affects the Company’s manufacturing costs, distribution costs and operating expenses. The carpet, tile and laminate industry experienced significant inflation in the prices of raw materials and fuel-related costs beginning in the first quarter of 2004, and the prices increased dramatically during the latter part of 2008, peaking in the late third and early fourth quarters. For the period from 1999 through the beginning of 2004 the carpet and tile industry experienced moderate inflation in the prices of raw materials and fuel-related costs. In the past, the Company has generally been able to pass along these price increases to its customers and has been able to enhance productivity to help offset increases in costs resulting from inflation in its operations. However, the spike in these prices during 2008 was rapid and relatively brief, which will likely limit the Company’s ability to fully recoup these added costs through price increases.

Seasonality

The Company is a calendar year-end company. With respect to its Mohawk and Dal-Tile segments, its results of operations for the first quarter tend to be the weakest. The second, third and fourth quarters typically produce higher net sales and operating income in these segments. These results are primarily due to consumer residential spending patterns for floor covering, which historically have decreased during the first two months of each year following the holiday season. The Unilin segment second and fourth quarters typically produce higher net sales and earnings followed by a moderate first quarter and a weaker third quarter. The third quarter is traditionally the weakest due to the European holiday in late summer. In light of the current extraordinary economic climate, the Company believes that seasonality in 2009 may not be typical as compared to prior years as more consumers delay purchases.

Certain Factors affecting the Company’s Performance

In addition to the other information provided in this Annual Report on Form 10-K, the following risk factors should be considered when evaluating an investment in shares of Common Stock.

If any of the events described in these risks were to occur, it could have a material adverse effect on the Company’s business, financial condition and results of operations.

The current uncertainty in the credit markets, downturns in the global economy and the Company’s business could affect the overall availability and cost of credit.

The current uncertainty in the credit markets could also limit demand for our products, and affect the overall availability and cost of credit. At this time, it is unclear whether and to what extent the actions taken by the U.S. government, and other measures currently being implemented or contemplated, will mitigate the effects of the situation. While we do not anticipate any immediate need to access the credit markets, the impact of the current situation on our ability to obtain financing in the future, and the cost and terms of it, is uncertain. These and other economic factors could have a material adverse effect on demand for our products and on our financial condition and operating results. Further, these generally negative economic and business conditions may factor into our periodic credit ratings assessment by either or both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. The rating agency’s evaluation is based on a number of factors, which include scale and diversification, brand strength, profitability, leverage, liquidity and interest coverage. On November 7, 2008, Moody’s Investors Service, Inc. announced that it placed the Company’s Baa3 long term rating on review for possible downgrade. On February 25, 2009, Moody’s Investors Service, Inc. announced that it had downgraded its ratings on the Company’s senior unsecured notes to Ba1 from Baa3 and was maintaining a negative rating outlook, following the completion of its rating review. This downgrade will increase the Company’s interest expense by approximately $3.5 million per year and could adversely affect the cost of and ability to obtain additional credit in the future. Additional downgrades in the Company’s credit rating could further increase the cost of its existing credit and adversely affect the cost of and ability to obtain additional credit in the future, and the Company can provide no assurances that additional downgrades will not occur. Additionally, our credit facilities require us to meet certain financial covenants, including certain debt to capitalization ratios. Failure to comply with these covenants could materially and adversely affect our ability to finance our operations or capital needs and to engage in other activities that may be in our best interest.

The floor covering industry is sensitive to changes in general economic conditions, such as consumer confidence and income, corporate and government spending, interest rate levels, availability of credit and demand for housing. The current downturn in the U.S. and global economies, along with the housing markets in such economies, has negatively impacted the floor covering industry and the Company’s business. These difficult economic conditions may continue or deteriorate in the foreseeable future. Further, significant or prolonged declines in such economies or in spending for replacement floor covering products or new construction activity could have a material adverse effect on the Company’s business.

The floor covering industry in which the Company participates is highly dependent on general economic conditions, such as consumer confidence and income, corporate and government spending, interest rate levels, availability of credit and demand for housing. The Company derives a majority of the Company’s sales from the replacement segment of the market. Therefore, economic changes that result in a significant or prolonged decline in spending for remodeling and replacement activities could have a material adverse effect on the Company’s business and results of operations.

The floor covering industry is highly dependent on construction activity, including new construction, which is cyclical in nature and currently in a downturn. The current downturn in the U.S. and global economies, along with the housing markets in such economies, has negatively impacted the floor covering industry and the Company’s business. Although the impact of a decline in new construction activity is typically accompanied by an increase in remodeling and replacement activity, these activities have also lagged during the current downturn. The difficult economic conditions may continue or deteriorate in the foreseeable future. A significant or prolonged decline in residential or commercial construction activity could have a material adverse effect on the Company’s business and results of operations.

In periods of rising costs, the Company may be unable to pass cost increases of raw materials and fuel-related costs on to its customers, which could have a material adverse effect on the Company’s profitability.

The prices of raw materials and fuel-related costs vary with market conditions. Although the Company generally attempts to pass on increases in raw material and fuel-related costs to its customers, the Company’s ability to do so is dependent upon the rate and magnitude of any increase, competitive pressures and market conditions for the Company’s products. There have been in the past, and may be in the future, periods of time during which increases in these costs cannot be recovered. During such periods of time, the Company’s profitability may be materially adversely affected.

The Company faces intense competition in the flooring industry, which could decrease demand for the Company’s products or force it to lower prices, which could have a material adverse effect on the Company’s profitability.

The floor covering industry is highly competitive. The Company faces competition from a number of manufacturers and independent distributors. Some of the Company’s competitors are larger and have greater resources and access to capital than the Company does. Maintaining the Company’s competitive position may require substantial investments in the Company’s product development efforts, manufacturing facilities, distribution network and sales and marketing activities. Competitive pressures may also result in decreased demand for the Company’s products or force the Company to lower prices. Any of these factors could have a material adverse effect on the Company’s business.

The Company may be unable to obtain raw materials on a timely basis, which could have a material adverse effect on the Company’s business.

The principal raw materials used in the Company’s manufacturing operations include nylon and polyester and polypropylene resins and fibers, which are used primarily in the Company’s carpet and rugs business; talc, clay, nepheline syenite and various glazes, including frit (ground glass), zircon and stains, which are used exclusively in the Company’s ceramic tile business; wood, paper, and resins which are used primarily in the Company’s laminate flooring business; and other materials. For certain of such raw materials, the Company is dependent on one or a small number of suppliers. An adverse change in the Company’s relationship with such a supplier, the financial condition of such a supplier or such supplier’s ability to manufacture or deliver such raw materials to the Company could lead to an interruption of supply. An extended interruption in the supply of these or other raw materials used in the Company’s business or in the supply of suitable substitute materials would disrupt the Company’s operations, which could have a material adverse effect on the Company’s business.

Fluctuations in currency exchange rates may impact the Company’s financial condition and results of operations and may affect the comparability of results between the Company’s financial periods.

The results of the Company’s foreign subsidiaries reported in the local currency are translated into U.S. dollars for balance sheet accounts using exchange rates in effect at the balance sheet date and for the statement of operations accounts using, principally, the Company’s average rates during the period. The exchange rates between some of these currencies and the U.S. dollar in recent years have fluctuated significantly and may continue to do so in the future. The Company may not be able to manage effectively the Company’s currency translation risks, and volatility in currency exchange rates may have a material adverse effect on the Company’s consolidated financial statements and affect comparability of the Company’s results between financial periods.

The Company may experience certain risks associated with acquisitions.

The Company has typically grown its business through acquisitions. Growth through acquisitions involves risks, many of which may continue to affect the Company after the acquisition. The Company cannot give assurance that an acquired company will achieve the levels of revenue, profitability and production that the Company expects. The combination of an acquired company’s business with the Company’s existing businesses involves risks. The Company cannot be assured that reported earnings will meet expectations because of goodwill and intangible asset impairment, increased interest costs and issuance of additional securities or incurrence of debt. The Company may also face challenges in consolidating functions, integrating the Company’s organizations, procedures, operations and product lines in a timely and efficient manner and retaining key personnel. These challenges may result in:

•	maintaining executive offices in different locations;

•	manufacturing and selling different types of products through different distribution channels;

•	conducting business from various locations;

•	maintaining different operating systems and software on different computer hardware; and

•	providing different employment and compensation arrangements for employees.

The diversion of management attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the Company’s revenues, level of expenses and operating results.

Failure to successfully manage and integrate an acquisition with the Company’s existing operations could lead to the potential loss of customers of the acquired business, the potential loss of employees who may be vital to the new operations, the potential loss of business opportunities or other adverse consequences that could affect the Company’s financial condition and results of operations. Even if integration occurs successfully, failure of the acquisition to achieve levels of anticipated sales growth, profitability or productivity or otherwise perform as expected, may adversely impact the Company’s financial condition and results of operations.

A failure to identify suitable acquisition candidates and to complete acquisitions could have a material adverse effect on the Company’s business.

As part of the Company’s business strategy, the Company intends to continue to pursue acquisitions of complementary businesses. Although the Company regularly evaluates acquisition opportunities, the Company may not be able successfully to identify suitable acquisition candidates; to obtain sufficient financing on acceptable terms to fund acquisitions; to complete acquisitions and integrate acquired businesses with the Company’s existing businesses; or to manage profitably acquired businesses.

The Company has been, and in the future may be, subject to claims and liabilities under environmental, health and safety laws and regulations, which could be significant.

The Company’s operations are subject to various environmental, health and safety laws and regulations, including those governing air emissions, wastewater discharges, and the use, storage, treatment and disposal of hazardous materials. The applicable requirements under these laws are subject to amendment, to the imposition of new or additional requirements and to changing interpretations of agencies or courts. The Company could incur material expenditures to comply with new or existing regulations, including fines and penalties.

The nature of the Company’s operations, including the potential discovery of presently unknown environmental conditions, exposes it to the risk of claims under environmental, health and safety laws and regulations. The Company could incur material costs or liabilities in connection with such claims.

Changes in international trade laws and in the business, political and regulatory environment in Mexico and Europe could have a material adverse effect on the Company’s business.

The Company’s manufacturing facilities in Mexico and Europe represent a significant portion of the Company’s capacity for ceramic tile and laminate flooring, respectively. Accordingly, an event that has a material adverse impact on either of these operations could have a material adverse effect on the Company. The business, regulatory and political environments in Mexico and Europe differ from those in the U.S., and the Company’s Mexican and European operations are exposed to legal, currency, tax, political, and economic risks specific to the countries in which they occur, particularly with respect to labor regulations, which tend to be more stringent in Europe and, to a lesser extent, Mexico. The Company cannot assure investors that the Company will succeed in developing and implementing policies and strategies to counter the foregoing factors effectively in each location where the Company does business and therefore that the foregoing factors will not have a material adverse effect on the Company’s operations or upon the Company’s financial condition and results of operations.

If the Company is unable to protect the Company’s intellectual property rights, particularly with respect to the Company’s patented laminate flooring technology and the Company’s registered trademarks, the Company’s business and prospects could be harmed.

The future success and competitive position of certain of the Company’s businesses, particularly the Company’s laminate flooring business, depend in part upon the Company’s ability to obtain and maintain proprietary technology used in the Company’s principal product families. The Company relies, in part, on the patent, trade secret and trademark laws of the U.S. and countries in Europe, as well as confidentiality agreements with some of the Company’s employees, to protect that technology.

The Company has obtained a number of patents relating to the Company’s products and associated methods and has filed applications for additional patents, including the UNICLIC® family of patents, which protects Unilin’s interlocking laminate flooring panel technology. The Company cannot assure investors that any patents owned by or issued to it will provide the Company with competitive advantages, that third parties will not challenge these patents, or that the Company’s pending patent applications will be approved. In addition, patent filings by third parties, whether made before or after the date of the Company’s filings, could render the Company’s intellectual property less valuable.

Furthermore, despite the Company’s efforts, the Company may be unable to prevent competitors and/or third parties from using the Company’s technology without the Company’s authorization, independently developing technology that is similar to that of the Company or designing around the Company’s patents. The use of the Company’s technology or similar technology by others could reduce or eliminate any competitive advantage the Company has developed, cause the Company to lose sales or otherwise harm the Company’s business. In addition, if the Company does not obtain sufficient protection for the Company’s intellectual property, the Company’s competitiveness in the markets it serves could be significantly impaired, which would limit the Company’s growth and future revenue.

The Company has obtained and applied for numerous U.S. and Foreign Service marks and trademark registrations and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. The Company cannot guarantee that any of the Company’s pending or future applications will be approved by the applicable governmental authorities. Moreover, even if such applications are approved, third parties may seek to oppose or otherwise challenge the registrations. A failure to obtain trademark registrations in the U.S. and in other countries could limit the Company’s ability to protect the Company’s trademarks and impede the Company’s marketing efforts in those jurisdictions.

The Company generally requires third parties with access to the Company’s trade secrets to agree to keep such information confidential. While such measures are intended to protect the Company’s trade secrets, there can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company’s confidential and proprietary information and technology will not be independently developed by or become otherwise known to third parties. In any of these circumstances, the Company’s competitiveness could be significantly impaired, which would limit the Company’s growth and future revenue.

Companies may claim that the Company infringed their intellectual property or proprietary rights, which could cause it to incur significant expenses or prevent it from selling the Company’s products.

In the past, companies have claimed that certain technologies incorporated in the Company’s products infringe their patent rights. There can be no assurance that the Company will not receive notices in the future from parties asserting that the Company’s products infringe, or may infringe, those parties’ intellectual property rights. The Company cannot be certain that the Company’s products do not and will not infringe issued patents or other intellectual property rights of others. Historically, patent applications in the U.S. and some foreign countries have not been publicly disclosed until the patent is issued (or, in some recent cases, until 18 months following submission), and the Company may not be aware of currently filed patent applications that relate to the Company’s products or processes. If patents are later issued on these applications, the Company may be liable for infringement.

Furthermore, the Company may initiate claims or litigation against parties for infringement of the Company’s proprietary rights or to establish the invalidity, noninfringement, or unenforceability of the proprietary rights of others. Likewise, the Company may have similar claims brought against it by competitors. Litigation, either as plaintiff or defendant, could result in significant expense to the Company and divert the efforts of the Company’s technical and management personnel from operations, whether or not such litigation is resolved in the Company’s favor. In the event of an adverse ruling in any such litigation, the Company might be required to pay substantial damages (including punitive damages and attorney’s fees), discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. There can be no assurance that licenses to disputed technology or intellectual property rights would be available on reasonable commercial terms, if at all. In the event of a successful claim against the Company along with failure to develop or license a substitute technology, the Company’s business, financial condition and results of operations would be materially and adversely affected.

The Company is subject to changing regulation of corporate governance and public disclosure that have increased both costs and the risk of noncompliance.

The Company’s stock is publicly traded. As a result, the Company is subject to the rules and regulations of federal and state agencies and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and NYSE, have in recent years issued new requirements and regulations, most notably the Sarbanes-Oxley Act of 2002. From time to time since the adoption of the Sarbanes-Oxley Act of 2002, these authorities have continued to develop additional regulations or interpretations of existing regulations. The Company’s efforts to comply with the regulations and interpretations have resulted in, and are likely to continue to result in, increased general and administrative costs and diversion of management’s time and attention from revenue generating activities to compliance activities.

Declines in the Company’s business conditions may result in an impairment of the Company’s tangible and intangible assets which could result in a material non-cash charge.

A decrease in the Company’s market capitalization, including a short-term decline in stock price, or a negative long-term performance outlook, could result in an impairment of its tangible and intangible assets which results when the carrying value of the Company’s assets exceed their fair value. In 2008, the Company’s goodwill and other intangible assets suffered an impairment and additional impairment charges could occur in future periods.

Forward-Looking Information

Certain of the statements in this Annual Report on Form 10-K, particularly those anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates” or similar expressions constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in industry conditions; competition; raw material prices; energy costs; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Quantitative and Qualitative Disclosures about Market Risk

Financial exposures are managed as an integral part of the Company’s risk management program, which seeks to reduce the potentially adverse effect that the volatility of exchange rates and natural gas markets may have on its operating results. The Company does not regularly engage in speculative transactions, nor does it regularly hold or issue financial instruments for trading purposes.

Natural Gas Risk Management

The Company uses a combination of natural gas futures contracts and long-term supply agreements to manage unanticipated changes in natural gas prices. The contracts are based on forecasted usage of natural gas measured in Million British Thermal Units (“MMBTU”).

The Company has designated the natural gas futures contracts as cash flow hedges. The outstanding contracts are valued at market with the offset applied to other comprehensive income, net of applicable income taxes and any hedge ineffectiveness.

Any gain or loss is reclassified from other comprehensive income and recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. At December 31, 2008, the Company had natural gas contracts that mature from January 2009 to December 2009 with an aggregate notional amount of approximately 2,650 thousand MMBTU’s. The fair value of these contracts was a liability of $5.9 million at December 31, 2008. At December 31, 2007, the Company had natural gas contracts that mature from January 2008 to March 2008 with an aggregate notional amount of approximately 310 thousand MMBTU’s. The fair value of these contracts was a liability of $0.3 million at December 31, 2007. The offset to these liabilities is recorded in other comprehensive income, net of applicable income taxes. The ineffective portion of the derivative is recognized in the cost of goods sold within the consolidated statements of operations and was not significant for the periods reported. The amount that the Company anticipates will be reclassified out of accumulated other comprehensive income (loss) in the next twelve months is a loss of approximately $3.8 million, net of taxes.

The Company’s natural gas long-term supply agreements are accounted for under the normal purchase provision within SFAS No. 133 and its amendments. At December 31, 2008, the Company had normal purchase commitments of approximately 2,026 thousand MMBTU’s for periods maturing from January 2009 through December 2009. The contracted value of these commitments was approximately $17.2 million at December 31, 2008. At December 31, 2007, the Company had normal purchase commitments of approximately 303 thousand MMBTU’s for periods maturing from January 2008 through March 2008. The contracted value of these commitments was approximately $2.8 million at December 31, 2007.

Foreign Currency Rate Management

The Company enters into foreign exchange forward contracts to hedge foreign denominated costs associated with its operations in Mexico. The objective of these transactions is to reduce volatility of exchange rates where these operations are located by fixing a portion of their costs in U.S. currency. Accordingly, these contracts have been designated as cash flow hedges. Gains and losses are reclassified from other comprehensive income and recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. The Company had forward contracts to purchase approximately 269.1 million Mexican pesos at December 31, 2008. The aggregate U.S. dollar value of these contracts at December 31, 2008 was approximately $23.9 million and the fair value of these contracts was a liability of approximately $5.2 million. The Company had forward contracts to purchase approximately 244.0 million Mexican pesos at December 31, 2007. The aggregate U.S. dollar value of these contracts at December 31, 2007 was approximately $21.8 million and the fair value of these contracts was an asset of approximately $0.2 million.

Management’s Report on Internal Control over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended). The Company’s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2008. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. The Company’s management has concluded that, as of December 31, 2008, its internal control over financial reporting is effective based on these criteria. The Company’s independent registered public accounting firm, KPMG LLP, has issued an attestation report on the Company’s internal control over financial reporting, which is included herein.

Jeffrey S. Lorberbaum,
Chairman and Chief Executive Officer

Frank H. Boykin,
Chief Financial Officer and Vice-President-Finance

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Mohawk Industries, Inc.:

We have audited the accompanying consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the combined consolidated financial statements of Unilin Flooring BVBA and Unilin Holding Inc. and their respective subsidiaries (Unilin Group), which financial statements reflect total revenues constituting approximately 16 percent of the consolidated total for the year ended December 31, 2006. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Unilin Group, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mohawk Industries, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 13 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, effective January 1, 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Mohawk Industries, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 2, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

Atlanta, Georgia March 2, 2009

Report of Independent Registered Public Accounting Firm

The Shareholders and the Board of Directors

Unilin Flooring BVBA and Unilin Holding Inc.

Ooigem, Belgium

We have audited the combined consolidated financial statements of Unilin Flooring BVBA and Unilin Holding Inc. and their subsidiaries (the Unilin Group) as of December 31, 2006 and the related combined consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended (not presented herein). These financial statements are the responsibility of the combined Companies’ management. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The combined Companies are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the combined Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Unilin Group at December 31, 2006 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

February 23, 2007

BDO Atrio Bedrijfsrevisoren Burg. CVBA

Represented by

/s/ Veerle Catry
Veerle Catry

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Mohawk Industries, Inc.:

We have audited Mohawk Industries, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Mohawk Industries, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Mohawk Industries, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Mohawk Industries and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated March 2, 2009 expressed an unqualified opinion on those consolidated financial statements.

Atlanta, Georgia March 2, 2009

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2008 and 2007

(In thousands, except per share data)

	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$93,519	89,604
Receivables, net	696,284	821,113
Inventories	1,168,272	1,276,568
Prepaid expenses	125,603	123,395
Deferred income taxes and other assets	162,571	139,040

Total current assets	2,246,249	2,449,720
Property, plant and equipment, net	1,925,742	1,975,721
Goodwill	1,399,434	2,797,339
Tradenames	472,399	707,086
Other intangible assets, net	375,451	464,783
Deferred income taxes and other assets	26,900	285,401

	$6,446,175	8,680,050

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$94,785	260,439
Accounts payable and accrued expenses	782,131	951,061

Total current liabilities	876,916	1,211,500
Deferred income taxes	419,985	614,619
Long-term debt, less current portion	1,860,001	2,021,395
Other long-term liabilities	135,470	125,179

Total liabilities	3,292,372	3,972,693

Stockholders’ equity:
Preferred stock, $.01 par value; 60 shares authorized; no shares issued	—	—
Common stock, $.01 par value; 150,000 shares authorized; 79,461 and 79,404 shares issued in 2008 and 2007, respectively	795	794
Additional paid-in capital	1,217,903	1,203,957
Retained earnings	2,004,115	3,462,343
Accumulated other comprehensive income	254,535	363,981

	3,477,348	5,031,075
Less treasury stock at cost; 11,040 and 11,046 shares in 2008 and 2007, respectively	323,545	323,718

Total stockholders’ equity	3,153,803	4,707,357

	$6,446,175	8,680,050

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years Ended December 31, 2008, 2007 and 2006

(In thousands, except per share data)

	2008	2007	2006
Net sales	$6,826,348	7,586,018	7,905,842
Cost of sales	5,088,584	5,471,234	5,674,531

Gross profit	1,737,764	2,114,784	2,231,311
Selling, general and administrative expenses	1,318,501	1,364,678	1,392,251
Impairment of goodwill and other intangibles	1,543,397	—	—

Operating (loss) income	(1,124,134)	750,106	839,060

Other expense (income):
Interest expense	127,050	154,469	173,697
Other expense	36,833	22,997	17,515
Other income	(9,851)	(22,323)	(9,027)
U.S. customs refund	—	(9,154)	(19,436)

	154,032	145,989	162,749

Earnings (loss) before income taxes	(1,278,166)	604,117	676,311
Income taxes	180,062	(102,697)	220,478

Net (loss) earnings	$(1,458,228)	706,814	455,833

Basic (loss) earnings per share	$(21.32)	10.37	6.74

Weighted-average common shares outstanding	68,401	68,172	67,674

Diluted (loss) earnings per share	$(21.32)	10.32	6.70

Weighted-average common and dilutive potential common shares outstanding	68,401	68,492	68,056

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

Years Ended December 31, 2008, 2007 and 2006

(In thousands)

	Common stock		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock		Total stockholders’ equity
	Shares	Amount				Shares	Amount
Balances at December 31, 2005	78,478	785	1,123,991	2,299,696	(47,433)	(10,981)	(318,801)	3,058,238
Shares issued under employee and director stock plans	338	3	12,926	—	—	4	135	13,064
Stock based compensation expense	—	—	11,925	—	—	—	—	11,925
Purchase of treasury stock	—	—	—	—	—	(74)	(5,180)	(5,180)
Tax benefit from exercise of stock options	—	—	3,578	—	—	—	—	3,578
Adoption of SFAS 158					818			818
Comprehensive income:
Currency translation adjustment	—	—	—	—	179,789	—	—	179,789
Unrealized loss on hedge instruments net of taxes	—	—	—	—	(2,802)	—	—	(2,802)
Net earnings	—	—	—	455,833	—	—	—	455,833

Total comprehensive income								632,820

Balances at December 31, 2006	78,816	788	1,152,420	2,755,529	130,372	(11,051)	(323,846)	3,715,263
Shares issued under employee and director stock plans	588	6	31,115	—	—	5	128	31,249
Stock based compensation expense	—	—	13,594	—	—	—	—	13,594
Tax benefit from exercise of stock options	—	—	6,828	—	—	—	—	6,828
Comprehensive income:
Currency translation adjustment	—	—	—	—	230,941	—	—	230,941
Unrealized gain on hedge instruments net of taxes	—	—	—	—	1,453	—	—	1,453
Pension prior service cost and actuarial gain or loss	—	—	—	—	1,215	—	—	1,215
Net earnings	—	—	—	706,814	—	—	—	706,814

Total comprehensive income								940,423

Balances at December 31, 2007	79,404	794	1,203,957	3,462,343	363,981	(11,046)	(323,718)	4,707,357
Shares issued under employee and director stock plans	57	1	1,621	—	—	6	173	1,795
Stock based compensation expense	—	—	11,991	—	—	—	—	11,991
Tax benefit from exercise of stock options	—	—	334	—	—	—	—	334
Comprehensive income:
Currency translation adjustment	—	—	—	—	(101,935)	—	—	(101,935)
Unrealized gain on hedge instruments net of taxes	—	—	—	—	(7,127)	—	—	(7,127)
Pension prior service cost and actuarial gain or loss	—	—	—	—	(384)	—	—	(384)
Net loss	—	—	—	(1,458,228)	—	—	—	(1,458,228)

Total comprehensive income								(1,567,674)

Balances at December 31, 2008	79,461	$795	$1,217,903	$2,004,115	$254,535	(11,040)	$(323,545)	$3,153,803

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2008, 2007 and 2006

(In thousands, except per share data)

	2008	2007	2006
Cash flows from operating activities:
Net (loss) earnings	$(1,458,228)	706,814	455,833
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Impairment of goodwill and other intangibles	1,543,397	—	—
Depreciation and amortization	295,054	306,437	274,952
Deferred income taxes	69,842	(289,902)	(68,956)
Loss on disposal of property, plant and equipment	28,016	7,689	5,625
Excess tax benefit from stock-based compensation	(334)	(6,828)	(3,578)
Stock based compensation expense	11,991	13,594	11,925
Changes in assets and liabilities, net of effects of acquisitions:
Receivables	118,199	127,475	(20,982)
Inventories	103,293	20,976	4,823
Accounts payable and accrued expenses	(124,618)	(58,776)	86,890
Other assets and prepaid expenses	(23,774)	31,007	26,688
Other liabilities	7,196	16,591	8,825

Net cash provided by operating activities	570,034	875,077	782,045

Cash flows from investing activities:
Additions to property, plant and equipment	(217,824)	(163,076)	(165,769)
Acquisitions, net of cash acquired	(8,276)	(147,097)	(70,907)

Net cash used in investing activities	(226,100)	(310,173)	(236,676)

Cash flows from financing activities:
Payments on revolving line of credit	(1,448,742)	(1,813,731)	(1,546,679)
Proceeds from revolving line of credit	1,270,449	1,652,993	1,409,611
Repayment on bridge loan	—	—	(1,400,000)
Proceeds from issuance of senior notes	—	—	1,386,841
Net change in asset securitization borrowings	(143,000)	—	150,000
Payments on term loans	(11,325)	(373,153)	(589,052)
Payments of other debt	(494)	(310)	(13,380)
Excess tax benefit from stock-based compensation	334	6,828	3,578
Change in outstanding checks in excess of cash	(12,007)	(43,520)	(29,250)
Acquisition of treasury stock	—	—	(5,180)
Common stock transactions	1,915	30,875	12,669

Net cash used in financing activities	(342,870)	(540,018)	(620,842)

Effect of exchange rate changes on cash and cash equivalents	2,851	1,226	4,380

Net change in cash and cash equivalents	3,915	26,112	(71,093)
Cash and cash equivalents, beginning of year	89,604	63,492	134,585

Cash and cash equivalents, end of year	$93,519	89,604	63,492

See accompanying notes to consolidated financial statements.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Years Ended December 31, 2008, 2007 and 2006

(In thousands, except per share data)

(1) Summary of Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements include the accounts of Mohawk Industries, Inc. and its subsidiaries (the “Company” or “Mohawk”). All significant intercompany balances and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Cash and Cash Equivalents

The Company considers investments with an original maturity of three months or less when purchased to be cash equivalents.

(c) Accounts Receivable and Revenue Recognition

The Company is principally a carpet, rugs, ceramic tile and laminate manufacturer and sells carpet, rugs, ceramic tile, natural stone, hardwood, resilient and laminate flooring products in the United States. In addition, the Company manufactures laminate and sells carpet, rugs and laminate flooring products in Europe principally for residential and commercial use. The Company grants credit to customers, most of whom are retail-flooring dealers and commercial end users, under credit terms that the Company believes are customary in the industry.

The Company warrants certain qualitative attributes of its flooring products. The Company has recorded a provision for estimated warranty and related costs, based on historical experience and periodically adjusts these provisions to reflect actual experience.

Revenues, which are recorded net of taxes collected from customers, are recognized when there is persuasive evidence of an arrangement, delivery has occurred, the price has been fixed or is determinable, and collectability can be reasonably assured. The Company provides allowances for expected cash discounts, returns, claims and doubtful accounts based upon historical bad debt and claims experience and periodic evaluations of specific customer accounts. Licensing revenues received from third parties for patents are recognized based on contractual agreements.

(d) Inventories

The Company accounts for all inventories on the first-in, first-out (“FIFO”) method. Inventories are stated at the lower of cost or market (net realizable value). Cost has been determined using the FIFO method. Costs in inventory include raw materials, direct and indirect labor and employee benefits, depreciation, general manufacturing overhead and various other costs of manufacturing. Market, with respect to all inventories, is replacement cost or net realizable value. Inventories on hand are compared against anticipated future usage, which is a function of historical usage, anticipated future selling price, expected sales below cost, excessive quantities and an evaluation for obsolescence. Actual results could differ from assumptions used to value obsolete inventory, excessive inventory or inventory expected to be sold below cost and additional reserves may be required.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(e) Property, Plant and Equipment

Property, plant and equipment are stated at cost, including capitalized interest. Depreciation is calculated on a straight-line basis over the estimated remaining useful lives, which are 25-35 years for buildings and improvements, 5-15 years for machinery and equipment, the shorter of the estimated useful life or lease term for leasehold improvements and 3-7 years for furniture and fixtures.

(f) Goodwill and Other Intangible Assets

In accordance with the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” (“SFAS No. 142”) the Company tests goodwill and other intangible assets with indefinite lives for impairment on an annual basis in the fourth quarter (or on an interim basis if an event occurs that might reduce the fair value of the reporting unit below its carrying value). The Company considers the relationship between its market capitalization and its book value, among other factors, when reviewing for indicators of impairment. The goodwill impairment tests are based on determining the fair value of the specified reporting units based on management judgments and assumptions using the discounted cash flows and comparable company market valuation approaches. The Company has identified Mohawk, Dal-Tile, Unilin Flooring, Unilin Chipboard and Melamine, and Unilin Roofing as its reporting units for the purposes of allocating goodwill and intangibles as well as assessing impairments. The valuation approaches are subject to key judgments and assumptions that are sensitive to change such as judgments and assumptions about appropriate sales growth rates, operating margins, weighted average cost of capital (“WACC”), and comparable company market multiples.

When developing these key judgments and assumptions, the Company considers economic, operational and market conditions that could impact the fair value of the reporting unit. However, estimates are inherently uncertain and represent only management’s reasonable expectations regarding future developments. These estimates and the judgments and assumptions upon which the estimates are based will, in all likelihood, differ in some respects from actual future results. Should a significant or prolonged deterioration in economic conditions occur, such as continued declines in spending for new construction, remodeling and replacement activities; the inability to pass increases in the costs of raw materials and fuel on to customers; or a decline in comparable company market multiples, then key judgments and assumptions could be impacted.

The impairment evaluation for indefinite lived intangible assets, which for the Company are its trademarks, is conducted during the fourth quarter of each year, or more frequently if events or changes in circumstances indicate that an asset might be impaired. The determination of fair value used in the impairment evaluation is based on discounted estimates of future sales projections attributable to ownership of the trademarks. Significant judgments inherent in this analysis include assumptions about appropriate sales growth rates, royalty rates, WACC and the amount of expected future cash flows. The judgments and assumptions used in the estimate of fair value are generally consistent with past performance and are also consistent with the projections and assumptions that are used in current operating plans. Such assumptions are subject to change as a result of changing economic and competitive conditions. The determination of fair value is highly sensitive to differences between estimated and actual cash flows and changes in the related discount rate used to evaluate the fair value of the trademarks. Estimated cash flows are sensitive to changes in the economy among other things. The impairment test for indefinite lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of indefinite lived intangible assets are determined using a discounted cash flows valuation. Significant judgments inherent in this analysis include assumptions about appropriate sales growth rates, royalty rates, WACC and the amount of expected future cash flows. These judgments and assumptions are subject to the variability discussed above.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Intangible assets that do not have indefinite lives are amortized based on average lives, which range from 7-16 years.

(g) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(h) Financial Instruments

The Company’s financial instruments consist primarily of receivables, accounts payable, accrued expenses and long-term debt. The carrying amount of receivables, accounts payable and accrued expenses approximates its fair value because of the short-term maturity of such instruments. The carrying amount of the Company’s floating rate debt approximates its fair value. Interest rates that are currently available to the Company for issuance of long-term debt with similar terms and remaining maturities are used to estimate the fair value of the Company’s long-term debt. The estimated fair value of the Company’s long-term debt at December 31, 2008 and 2007 was $1,628,786 and $2,314,445, compared to a carrying amount of $1,954,786 and $2,281,834, respectively.

(i) Derivative Instruments

Accounting for derivative instruments and hedging activities requires the Company to recognize all derivatives on the consolidated balance sheet at fair value. Derivatives that are not qualifying hedges must be adjusted to fair value through earnings. If the derivative is a qualifying hedge, depending on the nature of the hedge, changes in their fair value are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company engages in activities that expose it to market risks, including the effects of changes in interest rates, exchange rates and natural gas commodity prices. Financial exposures are managed as an integral part of the Company’s risk management program, which seeks to reduce the potentially adverse effect that the volatility of the interest rate, exchange rate and natural gas commodity markets may have on operating results. The Company does not engage in speculative transactions, nor does it hold or issue financial instruments for trading purposes.

The Company formally documents hedging instruments and hedging items, as well as its risk management objective and strategy for undertaking hedged items. This process includes linking all derivatives that are designated as fair value and cash flow hedges to specific assets, liabilities or firm commitments on the consolidated balance sheet or to forecasted transactions. The Company also formally assesses, both at inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair value or cash flows of hedged items. Regression analysis is used to assess effectiveness of the hedging relationship and the dollar offset method is used to measure any ineffectiveness associated with the hedges. When it is determined that a derivative is not highly effective, the derivative expires, or is sold, terminated, or exercised, or the derivative is discontinued because it is unlikely that a forecasted transaction will occur, the Company discontinues hedge accounting prospectively for that specific hedge instrument.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(j) Advertising Costs and Vendor Consideration

Advertising and promotion expenses are charged to earnings during the period in which they are incurred. Advertising and promotion expenses included in selling, general, and administrative expenses were $53,643 in 2008, $56,168 in 2007 and $55,254 in 2006.

Vendor consideration, generally cash, is classified as a reduction of net sales, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. The Company makes various payments to customers, including slotting fees, advertising allowances, buy-downs and co-op advertising. All of these payments reduce gross sales with the exception of co-op advertising. Co-op advertising is classified as a selling, general and administrative expense in accordance with the FASB, Emerging Issues Task Force (“EITF”) 01-09, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” Co-op advertising expenses, a component of advertising and promotion expenses, were $7,359 in 2008, $5,686 in 2007 and $13,352 in 2006.

(k) Impairment of Long-Lived Assets

The Company reviews long-lived assets, including its intangible assets subject to amortization which, for the Company, are its patents and customer relationships, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of long-lived assets to future undiscounted net cash flows expected to be generated by these assets. If such assets are considered to be impaired, the impairment recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets held for sale are reported at the lower of the carrying amount or fair value less estimated costs of disposal and are no longer depreciated.

(l) Foreign Currency Translation

The Company’s subsidiaries that operate outside the United States use their local currency as the functional currency, with the exception of operations carried out in Canada and Mexico, in which case the functional currency is the U.S. dollar. Other than Canada and Mexico, the functional currency is translated into U.S. dollars for balance sheet accounts using the month end rates in effect as of the balance sheet date and principally average exchange rate for revenue and expense accounts for each respective period. The translation adjustments are deferred as a separate component of stockholders’ equity, within other comprehensive income. Gains or losses resulting from transactions denominated in foreign currencies are included in other income or expense, within the consolidated statements of operations. The assets and liabilities of the Company’s Canada and Mexico operations are re-measured using a month end rate, except for non-monetary assets and liabilities, which are re-measured using the historical exchange rate. Income and expense accounts are re-measured using principally an average monthly rate for the period, except for expenses related to those balance sheet accounts that are re-measured using historical exchange rates. The resulting re-measurement adjustment is reported in the consolidated statements of operations when incurred.

(m) Earnings (loss) per share (“EPS”)

Basic (loss) earnings per share (“EPS”) is calculated using net earnings available to common stockholders divided by the weighted-average number of shares of common stock outstanding during the year. Diluted EPS is similar to basic EPS except that the weighted-average number of shares is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Dilutive common stock options are included in the diluted EPS calculation using the treasury stock method. Common stock options that were not included in the diluted EPS computation because the options’ exercise price was greater than the average market price of the common shares for the periods presented were 1,560, 775 and 1,271 for 2008, 2007 and 2006, respectively. For 2008 all outstanding common stock options to purchase common shares and unvested restricted shares (units) were excluded from the calculation of diluted loss per share because their effect on net loss per common share was anti-dilutive.

Computations of basic and diluted (loss) earnings per share are presented in the following table:

	Years Ended December 31,
	2008	2007	2006
Net (loss) earnings	$(1,458,228)	706,814	455,833

Weighted-average common and dilutive potential common shares outstanding:
Weighted-average common shares outstanding	68,401	68,172	67,674
Add weighted-average dilutive potential common shares—options to purchase common shares, net	—	320	382

Weighted-average common and dilutive potential common shares outstanding.	68,401	68,492	68,056

Basic (loss) earnings per share	$(21.32)	10.37	6.74

Diluted (loss) earnings per share	$(21.32)	10.32	6.70

(n) Stock-Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”), using the modified-prospective-transition method. Under that transition method, compensation cost for 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Compensation expense is recognized on a straight-line basis over the estimated lives for awards with ratable vesting provisions.

(o) Comprehensive Income

Comprehensive income includes foreign currency translation of assets and liabilities of foreign subsidiaries, effects of exchange rate changes on intercompany balances of a long-term nature and transactions and derivative financial instruments designated as cash flow hedges. The Company does not provide income taxes on currency translation adjustments, as earnings from foreign subsidiaries are considered to be indefinitely reinvested.

Amounts recorded in accumulated other comprehensive income on the Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2008, 2007 and 2006 are as follows:

	Translation adjustment	Hedge instruments	SFAS 158	Tax expense (benefit)	Total
December 31, 2006	$131,087	(2,414)	818	881	130,372
2007 activity	230,941	2,288	1,215	(835)	233,609

December 31, 2007	362,028	(126)	2,033	46	363,981
2008 activity	(101,935)	(11,024)	(384)	3,897	(109,446)

December 31, 2008	$260,093	(11,150)	1,649	3,943	254,535

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(p) Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of financial instruments according to a fair value hierarchy. Additionally, companies are required to provide certain disclosures regarding instruments within the hierarchy, including a reconciliation of the beginning and ending balances for each major category of assets and liabilities. SFAS No. 157 is effective for the Company’s fiscal year beginning January 1, 2008 for financial assets and liabilities and January 1, 2009 for non-financial assets and liabilities. The adoption of SFAS No. 157 for financial assets and liabilities on January 1, 2008 did not have a material impact on the Company’s consolidated financial statements. The Company does not expect the adoption of SFAS No. 157 for non-financial assets and liabilities to have a material impact on its consolidated financial statements, but its adoption may impact future acquisitions and impairment assessments.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans-an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS No. 158”). The Company adopted all provisions of SFAS No. 158 as of December 31, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The adoption of the measurement provisions of SFAS No. 158 on January 1, 2008 did not have any impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. The objective of SFAS No. 159 is to improve financial reporting by providing companies with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Under SFAS No. 159, a company may elect to use fair value to measure eligible items at a specified election date and report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees, issued debt and firm commitments. The Company adopted SFAS No. 159 effective January 1, 2008, but did not elect to adjust any of the eligible assets or liabilities to fair value. Therefore, the adoption did not have any impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. Once adopted, SFAS 141R will impact the recognition and measurement of future business combinations and certain income tax benefits recognized from prior business combinations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The provisions of SFAS No. 161 are effective for the first quarter of 2009. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In October 2008, the FASB issued Staff Position No. 157-3 “Determining Fair Value of a Financial Asset in a Market That Is Not Active” (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS No. 157 as it relates to the valuation of financial assets in a market that is not active for those financial assets. This FSP is effective immediately and includes those periods for which financial statements have not been issued. The Company currently does not have any financial assets that are valued using inactive markets, and as such is not impacted by the issuance of this FSP.

(q) Fiscal Year

The Company ends its fiscal year on December 31. Each of the first three quarters in the fiscal year ends on the Saturday nearest the calendar quarter end.

(2) Acquisitions

During 2006, the Company acquired certain assets of a carpet backing manufacturer for approximately $73,000 which was paid for in cash.

During 2007, the Company acquired certain wood flooring assets and liabilities of Columbia Forest Products, Inc. (“Columbia”) for approximately $147,153. The acquisition included the assets of two pre-finished solid plants and one engineered wood plant in the United States and an engineered wood plant in Malaysia. In connection with the acquisition, the Company recorded $13,069 in goodwill. The results of operations from the date of acquisition are included in the Company’s consolidated results. Net sales were approximately $65,000 and operating income was not significant to the consolidated results for the year ending December 31, 2007.

During 2008, the Company acquired certain stone center assets in the Dal-Tile segment for $8,276.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(3) Receivables

	2008	2007
Customers, trade	$722,669	845,446
Other	35,993	31,977

	758,662	877,423
Less allowance for discounts, returns, claims and doubtful accounts	62,378	56,310

Net receivables	$696,284	821,113

The following table reflects the activity of allowances for discounts, returns, claims and doubtful accounts for the years ended December 31:

	Balance at beginning of year	Additions charged to costs and expenses(1)	Deductions(2)	Balance at end of year
2006	$76,722	293,029	299,952	69,799
2007	69,799	270,993	284,482	56,310
2008	56,310	274,337	268,269	62,378

(1)	Includes $1,500 in 2007 related to the Columbia acquisition which was not charged to costs and expenses.
(2)	Represents charge-offs, net of recoveries.

(4) Inventories

The components of inventories are as follows:

	2008	2007
Finished goods	$767,138	804,408
Work in process	104,394	100,582
Raw materials	296,740	371,578

Total inventories	$1,168,272	1,276,568

(5) Goodwill and Other Intangible Assets

The Company considers the relationship between its market capitalization and its book value, among other factors, when reviewing for indicators of impairment. The Company believes that the weakness in the U.S. residential housing market and the slowing European economy are principal factors in the prolonged decline in its market capitalization as compared to its book value. During the third quarter and again in the fourth quarter of 2008, the Company concluded that the weakness in the U.S. residential housing market is likely to persist based on its review of, among other things, sequential quarterly housing starts, recent turmoil surrounding the nation’s largest mortgage lenders, the potential negative impact on the availability of mortgage financing and housing start forecasts published by national home builder associations pushing recovery in the U.S. residential housing market beyond 2009.

As a result of these impairment indicators, in the third quarter the Company performed an interim first step of its goodwill impairment test and determined that the carrying values of certain reporting units exceeded their fair values, indicating that goodwill was impaired. During the third quarter of 2008, the Company estimated that

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

the implied fair value of its goodwill was less than its carrying value by approximately $1,262,255, which the Company recognized in the third quarter of 2008. The $1,262,255 impairment of goodwill was an estimate based on the results of the determination of and preliminary allocation of fair value. The Company finalized the allocation of fair value in the fourth quarter of 2008 and recorded an additional $65,170, which the Company has recognized as an impairment of goodwill and other intangibles in the accompanying consolidated results of operations. The Company conducted its annual assessment and an additional interim test in the fourth quarter of 2008 and determined the fair values of its reporting units exceeded their carrying values. As a result no impairment was indicated.

As a result of the impairment indicators described above, during the third quarter, and again in the fourth quarter of 2008, the Company evaluated its intangible assets with indefinite lives for impairment. The Company compared the estimated fair value of its trademarks to its carrying value and determined that there was a trademark impairment of approximately $54,455 in the Mohawk segment and a trademark impairment of approximately $102,202 in the Unilin segment, which the Company recognized as a preliminary impairment of intangibles in the third quarter of 2008. In the fourth quarter, the Company finalized its analysis and no adjustment to the preliminary impairment of intangibles was necessary. The Company conducted its annual assessment and determined the fair values of its trademarks exceeded their carrying values. As a result, no additional impairment was indicated.

In the fourth quarter the Company conducted an additional interim test and compared the estimated fair value of its trademarks to its carrying value and, as a result, recognized an impairment of intangibles in the fourth quarter of 2008 of approximately $23,220 in the Mohawk segment and approximately $36,095 in the Unilin segment.

The following table summarizes the components of intangible assets:

Goodwill:

	Mohawk	Dal-Tile	Unilin	Total
Balances as of January 1, 2007	$199,132	1,182,790	1,317,717	2,699,639
Goodwill acquired during the year	—	3,223	(19,379)	(16,156)
Effect of translation	—	—	113,856	113,856

Balances as of December 31, 2007	199,132	1,186,013	1,412,194	2,797,339
Goodwill acquired during the year	—	900	(40,691)	(39,791)
Impairment charge	(199,132)	(531,930)	(596,363)	(1,327,425)
Effect of translation	—	—	(30,689)	(30,689)

Balances as of December 31, 2008	$—	654,983	744,451	1,399,434

During 2008, the Company recorded additional goodwill of $1,742 in the Dal-Tile segment for the acquisition of certain stone center assets. In addition, during 2008 the Company reversed $842 and $40,691 of pre-acquisition tax liabilities in the Dal-Tile and Unilin segments, respectively. During 2007, the Company recorded additional goodwill of $13,069 in the Unilin segment for the acquisition of certain wood flooring assets and liabilities of Columbia Forest Products, Inc. Additionally in 2007, changes in the Unilin reporting segment relate to adjustments to the opening balance sheet including the reversal of pre-acquisition tax liabilities of $32,448. During 2007, changes in the Dal-Tile segment relate to adjustments to the opening balance sheet including the adjustment of pre-acquisition liabilities of $3,223.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Intangible assets:

	Tradenames
Indefinite life assets not subject to amortization:
Balance as of January 1, 2007	$662,314
Effect of translation	44,772

Balance as of December 31, 2007	707,086
Impairment charge	(215,972)
Effect of translation	(18,715)

Balance as of December 31, 2008	$472,399

	Customer relationships	Patents	Total
Intangible assets subject to amortization:
Balance as of January 1, 2007	$284,113	233,667	517,780
Amortization during period	(46,751)	(48,202)	(94,953)
Effect of translation	18,730	23,226	41,956

Balance as of January 1, 2008	256,092	208,691	464,783
Intangible assets recognized during the period	2,980	—	2,980
Amortization during period	(49,092)	(29,475)	(78,567)
Effect of translation	(5,916)	(7,829)	(13,745)

Balance as of December 31, 2008	$204,064	171,387	375,451

	Years Ended December 31,
	2008	2007	2006
Amortization expense:
Aggregation amortization expense	$78,567	94,953	81,129

Estimated amortization expense for the years ended December 31, are as follows:

2009	$79,173
2010	77,240
2011	75,122
2012	64,576
2013	22,791

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(6) Property, Plant and Equipment

Following is a summary of property, plant and equipment:

	2008	2007
Land	$191,523	193,867
Buildings and improvements	719,806	747,542
Machinery and equipment	2,245,075	2,123,351
Furniture and fixtures	60,744	54,826
Leasehold improvements	47,523	42,308
Construction in progress	148,886	151,741

	3,413,557	3,313,635
Less accumulated depreciation and amortization	1,487,815	1,337,914

Net property, plant and equipment	$1,925,742	1,975,721

Property, plant and equipment included capitalized interest of $6,419, $4,446 and $7,477 in 2008, 2007 and 2006, respectively. Depreciation expense was $212,281, $207,613 and $189,388 for 2008, 2007 and 2006, respectively. Included in the property, plant and equipment are capital leases with a cost of $36,208 and $33,220 and accumulated depreciation of $5,248 and $3,402 at December 31, 2008 and 2007, respectively.

As a result of the impairment indicators described above in Note 5, Goodwill and Other Intangible Assets, during the third quarter, and again in the fourth quarter of 2008, the Company tested its long-lived assets for impairment by comparing the estimated future undiscounted net cash flows expected to be generated by these assets to their carrying value and determined that there was no impairment.

(7) Long-Term Debt

On October 28, 2005, the Company entered into a $1,500,000 five-year, senior, unsecured, revolving credit and term loan facility (the “senior unsecured credit facilities”). The senior unsecured credit facilities replaced a then-existing credit facility and various uncommitted credit lines. The senior unsecured credit facilities consist of (i) a multi-currency $750,000 revolving credit facility, which matures on October 28, 2010, (ii) a $389,200 term loan facility, which was repaid in 2006, and (iii) a Euro 300,000 term loan facility, which we repaid in 2008. During the third quarter of 2008, the $750,000 revolving credit facility was impacted by the bankruptcy of Lehman Brothers Holdings Inc (“Lehman”). On December 31, 2008, the Company reduced the $750,000 revolving credit facility to $650,000 by eliminating the credit commitment of Lehman under the defaulting lender provision of the senior unsecured credit facilities.

At December 31, 2008, the amount used under the revolving credit facility of the senior unsecured credit facilities was $171,683 leaving a total of approximately $478,317 available under the revolving credit facility. The amount used under the revolving credit facility is composed of $55,300 borrowings, $55,599 standby letters of credit guaranteeing the Company’s industrial revenue bonds and $60,784 standby letters of credit related to various insurance contracts and foreign vendor commitments. The balance of the $389,200 term loan facility under the senior unsecured credit facilities was repaid in 2006 and the balance of the Euro 300,000 term loan facility was repaid in 2008. At December 31, 2008, nothing was outstanding under the Euro revolving credit facility.

On November 8, 2005, one of the Company’s subsidiaries entered into a Euro 130,000 five-year unsecured, revolving credit facility, maturing on November 8, 2010 (the “Euro revolving credit facility”). This agreement bears interest at EURIBOR plus an indexed amount based on the Company’s senior, unsecured, long-term debt

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

rating. The Company guaranteed the obligations of that subsidiary under the Euro revolving credit facility and of any of the Company’s other subsidiaries that become borrowers under the Euro revolving credit facility. At December 31, 2008, the Company had no borrowings outstanding under this facility and a total of $182,970 was available under the Company’s Euro 130,000 revolving credit facility.

Borrowings outstanding under the senior unsecured credit facilities bear interest, at the Company’s option, at (i) the greater of (x) prime rate or (y) the overnight federal funds rate plus 0.50%, or (ii) LIBOR plus an indexed amount based on the Company’s senior, unsecured, long-term debt rating.

The Company’s senior unsecured credit facilities and the Euro revolving credit facility both contain debt to capital ratio requirements and other customary covenants. Under both of these credit facilities, the Company must pay an annual facility fee ranging from 0.06% to 0.25% depending upon the Company’s senior, unsecured long-term debt rating.

The Company has an on-balance sheet trade accounts receivable securitization agreement (“Securitization Facility”). The Securitization Facility allows the Company to borrow up to $250,000 based on available accounts receivable. At December 31, 2008, the Company had $47,000 outstanding secured by trade receivables. On July 28, 2008, the Company amended and restated the Securitization Facility, reduced total availability from $350,000 to $250,000, and extended the term until July 27, 2009.

On January 17, 2006, the Company issued $500,000 aggregate principal amount of 5.75% notes due 2011 and $900,000 aggregate principal amount of 6.125% notes due 2016. Interest payable on each series of the notes is subject to adjustment if either Moody’s Investor Service, Inc. or Standard & Poor’s Ratings Services, or both, downgrades the rating they have assigned to the notes. Each rating agency downgrade results in a 0.25% increase in the interest rate, subject to a maximum increase of 1% per rating agency. If later the rating of these notes improves, then the interest rates would be reduced accordingly. Each 0.25% increase in the interest rate of these notes would increase the Company’s interest expense by approximately $3,500 per year. On November 7, 2008, Moody’s Investors Service, Inc. announced that it placed the Company’s Baa3 long term rating on review for possible downgrade. On February 25, 2009, Moody’s Investors Service, Inc. announced that it had downgraded its ratings on the Company’s senior unsecured notes to Ba1 from Baa3 and was maintaining a negative rating outlook, following the completion of its rating review. This downgrade will increase the Company’s interest expense by approximately $3,500 per year and could adversely affect the cost of and ability to obtain additional credit in the future.

In 2002, the Company issued $400,000 aggregate principal amount of its senior 7.2% notes due 2012.

Long-term debt consists of the following:

	2008	2007
Securitization facility, due July 28, 2009	$47,000	190,000
Five year senior unsecured credit facility, due October 28, 2010	55,300	215,495
5.75% notes, payable January 15, 2011 interest payable semiannually	500,000	500,000
7.20% senior notes, payable April 15, 2012 interest payable semiannually	400,000	400,000
6.125% notes, payable January 15, 2016 interest payable semiannually	900,000	900,000
Euro five year unsecured revolving credit facility due November 8, 2010	—	—
Industrial revenue bonds, capital leases and other	52,486	76,339

Total long-term debt	1,954,786	2,281,834
Less current portion	94,785	260,439

Long-term debt, excluding current portion	$1,860,001	2,021,395

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The aggregate maturities of long-term debt as of December 31, 2008 are as follows:

2009	$94,785
2010	56,796
2011	500,881
2012	400,451
2013	515
Thereafter	901,358

$1,954,786

(8) Accounts Payable, Accrued Expenses and Deferred Tax Liability

Accounts payable and accrued expenses are as follows:

	2008	2007
Outstanding checks in excess of cash	$12,612	24,619
Accounts payable, trade	315,053	399,141
Accrued expenses	267,051	274,465
Accrued interest	45,493	47,082
Income taxes payable	40,798	42,090
Deferred tax liability	3,030	11,890
Accrued compensation	98,094	151,774

Total accounts payable and accrued expenses	$782,131	951,061

(9) Derivative Financial Instruments

Natural Gas Risk Management

The Company uses a combination of natural gas futures contracts and long-term supply agreements to manage unanticipated changes in natural gas prices. The contracts are based on forecasted usage of natural gas measured in Million British Thermal Units (“MMBTU”).

The Company has designated the natural gas futures contracts as cash flow hedges. The outstanding contracts are valued at market with the offset applied to other comprehensive income, net of applicable income taxes and any hedge ineffectiveness.

Any gain or loss is reclassified from other comprehensive income and recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. At December 31, 2008, the Company had natural gas contracts that mature from January 2009 to December 2009 with an aggregate notional amount of approximately 2,650 MMBTU’s. The fair value of these contracts was a liability of $5,913 at December 31, 2008. At December 31, 2007, the Company had natural gas contracts that mature from January 2008 to March 2008 with an aggregate notional amount of approximately 310 MMBTU’s. The fair value of these contracts was a liability of $279 at December 31, 2007. The offset to these liabilities is recorded in other comprehensive income, net of applicable income taxes. The ineffective portion of the derivative is recognized in the cost of goods sold within the consolidated statements of operations and was not significant for the periods reported. The amount that the Company anticipates that will be reclassified out of accumulated other comprehensive income (loss) in the next twelve months is a loss of approximately $3,755, net of taxes.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company’s natural gas long-term supply agreements are accounted for under the normal purchase provision within SFAS No. 133 and its amendments. At December 31, 2008, the Company had normal purchase commitments of approximately 2,026 MMBTU’s for periods maturing from January 2009 through December 2009. The contracted value of these commitments was approximately $17,151 at December 31, 2008. At December 31, 2007, the Company had normal purchase commitments of approximately 303 MMBTU’s for periods maturing from January 2008 through March 2008. The contracted value of these commitments was approximately $2,842 at December 31, 2007.

Foreign Currency Rate Management

The Company enters into foreign exchange forward contracts to hedge foreign denominated costs associated with its operations in Mexico. The objective of these transactions is to reduce volatility of exchange rates where these operations are located by fixing a portion of their costs in U.S. currency. Accordingly, these contracts have been designated as cash flow hedges. Gains and losses are reclassified from other comprehensive income and recognized in cost of goods sold in the same period or periods during which the hedged transaction affects earnings. The Company had forward contracts to purchase approximately 269,129 Mexican pesos at December 31, 2008. The fair value of these contracts was a liability of $5,237 at December 31, 2008. The aggregate U.S. dollar value of these contracts at December 31, 2008 was approximately $23,923. The offset to these liabilities is recorded in other comprehensive income (loss), net of applicable income taxes. The ineffective portion of the derivative is recognized in the cost of goods sold within the consolidated statements of operations and was not significant for the periods reported. The amount that the Company anticipates that will be reclassified out of accumulated other comprehensive income in the next twelve months is a loss of approximately $3,326, net of taxes. The Company had forward contracts to purchase approximately 244,009 Mexican pesos at December 31, 2007. The fair value of these contracts was an asset of $153 at December 31, 2007. The aggregate U.S. dollar value of these contracts at December 31, 2007 was approximately $21,844. The offset to these assets is recorded in other comprehensive income, net of applicable income taxes. The ineffective portion of the derivative is recognized in the cost of goods sold within the consolidated statements of operations and was not significant for the periods reported.

(10) Product warranties

The Company warrants certain qualitative attributes of its products for up to 33 years. The Company records a provision for estimated warranty and related costs in accrued expenses, based on historical experience and periodically adjusts these provisions to reflect actual experience. Product warranties are as follows:

	2008	2007	2006
Balance at beginning of year	$46,187	30,712	27,775
Warranty claims	(81,586)	(54,685)	(48,472)
Warranty expense(1)	91,859	67,301	51,409
Other(2)	—	2,859	—

Balance at end of year	$56,460	46,187	30,712

(1)	The increase in warranty expense in 2008 principally relates to increased claims on new product launches in the Mohawk segment.
(2)	Includes $2,859 in 2007 related to the Columbia acquisition. This amount was not charged to expense.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(11) Stock Options, Stock Compensation and Treasury Stock

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R) using the modified-prospective-transition method. Under that transition method, compensation cost includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested at January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R).

Under the Company’s 2007 Incentive Plan (“2007 Plan”), which was approved by the Company’s stockholders on May 16, 2007, the Company reserved up to a maximum of 3,200 shares of common stock for issuance upon the grant or exercise of stock options, restricted stock, restricted stock units (“RSU’s”) and other types of awards, to directors and key employees through 2017. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock on the date of the grant and generally vest between three and five years with a 10-year contractual term. Restricted stock and RSU’s are generally granted with a price equal to the market price of the Company’s common stock on the date of the grant and generally vest between three and five years.

Additional information relating to the Company’s stock option plans follows:

	2008	2007	2006
Options outstanding at beginning of year	1,455	2,034	2,276
Options granted	146	64	146
Options exercised	(46)	(588)	(338)
Options canceled	(49)	(55)	(50)

Options outstanding at end of year	1,506	1,455	2,034

Options exercisable at end of year	1,035	821	1,066

Option prices per share:
Options granted during the year	$74.47	75.10-93.65	75.82-86.51

Options exercised during the year	$35.73-82.68	16.66-88.33	11.33-73.45

Options canceled during the year	$16.66-93.65	22.63-93.65	24.63-89.46

Options outstanding at end of year	$16.66-93.65	16.66-93.65	16.60-90.97

Options exercisable at end of year	$16.66-93.65	16.66-90.97	16.60-90.97

During 1996, the Company adopted the 1997 Non-Employee Director Stock Compensation Plan. The plan provides for awards of common stock of the Company for non-employee directors to receive in lieu of cash for their annual retainers. During 2008, 2007 and 2006, a total of 1, 1 and 1 shares, respectively, were awarded to the non-employee directors under the plan.

In addition, the Company maintains an employee incentive program that awards restricted stock on the attainment of certain service criteria. The outstanding awards related to these programs and related compensation expense was not significant for any of the years ended December 31, 2008, 2007 and 2006.

The Company’s Board of Directors has authorized the repurchase of up to 15,000 shares of the Company’s outstanding common stock. For the year ended December 31, 2008, no shares of the Company’s common stock

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

were purchased. Since the inception of the program, a total of approximately 11,512 shares have been repurchased at an aggregate cost of approximately $334,747. All of these repurchases have been financed through the Company’s operations and banking arrangements.

On October 31, 2005, the Company entered into a Discounted Stock Purchase Agreement (the “DSPA”) with certain members of the Unilin management team (the “Unilin Management”). Under the terms of the DSPA, the Company is obligated to make cash payments to the Unilin Management in the event that certain performance goals are satisfied. In each of the years in the five-year period ended December 31, 2010, the remaining members of the Unilin Management can earn amounts, in the aggregate, equal to the average value of 30,671 shares of the Company’s common stock over the 20 trading day period ending on December 31 of the prior year. Any failure in a given year to reach the performance goals may be rectified, and consequently the amounts payable with respect to achieving such criteria may be made, in any of the other years. The amount of the liability is measured each period and recognized as compensation expense in the statement of operations. The Company expensed approximately $0, $2,300 and $2,300 under the DSPA for each of the years ended December 31, 2008, 2007 and 2006, respectively.

The fair value of option awards is estimated on the date of grant using the Black-Scholes-Merton valuation model that uses the assumptions noted in the following table. Expected volatility is based on the historical volatility of the Company’s common stock and other factors. The Company uses historical data to estimate option exercise and forfeiture rates within the valuation model. Optionees that exhibit similar option exercise behavior are segregated into separate groups within the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on U.S. Treasury yields in effect at the time of the grant for the expected term of the award.

	2008	2007	2006
Dividend yield	—	—	—
Risk-free interest rate	2.9%	4.8%	4.6%
Volatility	24.0%	29.0%	35.3%
Expected life (years)	5	6	6

A summary of the Company’s options under the 2007 Plan at December 31, 2008, and changes during the period then ended is presented as follows:

	Shares	Weighted average exercise price	Weighted average remaining contractual term (years)	Aggregate intrinsic value
Options outstanding January 1, 2008	1,455	$69.89
Granted	146	74.47
Exercised	(46)	41.65
Forfeited and expired	(49)	76.57

Options outstanding, end of period	1,506	70.98	5.3	$1,785

Vested and expected to vest at December 31, 2008	1,479	$70.83	5.2	$1,785

Exercisable at December 31, 2008	1,035	$66.37	4.4	$1,785

The weighted-average grant-date fair value of an option granted during 2008, 2007 and 2006, was $20.26, $33.68 and $33.80, respectively. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007, and 2006 was $1,169, $22,943 and $14,032, respectively. Total compensation expense

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

recognized for the periods ended December 31, 2008, 2007 and 2006 was $6,646 ($4,210, net of tax), $8,827 ($6,359, net of tax) and $11,925 ($7,537, net of tax), respectively, which was allocated to selling, general and administrative expenses. The remaining unamortized expense for non-vested compensation expense at December 31, 2008, was $7,320 with a weighted average remaining life of 2.1 years.

The following table summarizes information about the Company’s stock options outstanding at December 31, 2008:

	Outstanding			Exercisable
Exercise price range	Number of shares	Average life	Average price	Number of shares	Average price
Under $49.09	257	2.8	$38.93	257	$38.93
$53.01-$69.46	283	3.5	62.78	280	62.80
$69.95-$74.47	342	6.6	73.87	149	73.42
$74.93-$86.51	258	6.6	82.58	119	82.52
$87.87-$88.00	35	6.8	87.96	21	87.96
$88.33-$93.65	331	6.2	89.09	209	88.57

Total	1,506	5.3	$70.98	1,035	$66.37

A summary of the Company’s RSUs under the 2007 Plan at December 31, 2008, and changes during the period then ended is presented as follows:

	Shares	Weighted average price	Weighted average remaining contractual term (years)	Aggregate intrinsic value
Restricted Stock Units outstanding January 1, 2008.	137	$93.61
Granted	72	75.80
Released	(15)	93.51
Forfeited	(7)	91.56

Restricted Stock Units outstanding, end of period	187	92.94	1.7	$8,046

Vested and expected to vest at December 31, 2008	175	$92.94	1.6	$7,534

The Company recognized stock based compensation costs related to the issuance of RSU’s of $4,977 ($3,153) net of taxes) and $4,446 ($3,203 net of taxes) for the periods ended December 31, 2008 and 2007, respectively, which has been allocated to selling, general and administrative expenses. Pre-tax unrecognized compensation expense for unvested RSU’s granted to employees, net of estimated forfeitures, was $7,457 at December 31, 2008, and will be recognized as expense over a weighted-average period of approximately 2.4 years.

(12) Employee Benefit Plans

The Company has a 401(k) retirement savings plan (the “Mohawk Plan”) open to substantially all of its employees within the Mohawk segment, Dal-Tile segments and at January 1, 2007, certain U.S. employees of the Unilin segment, who have completed 90 days of eligible service. For the Mohawk segment, the Company contributes $0.50 for every $1.00 of employee contributions up to a maximum of 4% of the employee’s salary

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

and an additional $0.25 for every $1.00 of employee contributions in excess of 4% of the employee’s salary up to a maximum of 6%. For the Dal-Tile and Unilin segments, the Company contributes $.50 for every $1.00 of employee contributions up to a maximum of 6% of the employee’s salary. Employee and employer contributions to the Mohawk Plan were $40,393 and $16,024 in 2008, $43,187 and $16,946 in 2007, and $40,369 and $15,713 in 2006, respectively. The Company also made a discretionary contribution to the Mohawk Plan of approximately $4,211, $5,500 and $5,900 in 2008, 2007 and 2006, respectively.

The Company also has various pension plans covering employees in Belgium, France, and The Netherlands (the “Non-U.S. Plans”) that it acquired with the acquisition of Unilin. Benefits under the Non-U.S. Plans depend on compensation and years of service. The Non-U.S. Plans are funded in accordance with local regulations. The Company uses December 31 as the measurement date for its Non-U.S. Plans.

Components of the net periodic benefit cost of the Company’s Non-U.S. pension benefit plans are as follows:

	2008	2007
Service cost of benefits earned	$1,881	1,927
Interest cost on projected benefit obligation	1,245	968
Expected return on plan assets	(993)	(738)
Amortization of actuarial gain	(29)	(12)

Net pension expense	$2,104	2,145

Assumptions used to determine net periodic pension expense for Non-U.S. Plans:

	2008	2007
Discount rate	5.00%-5.55%	4.50%-5.06%
Expected rate of return on plan assets	4.50%-5.55%	4.50%-4.90%
Rate of compensation increase	1.00%-5.00%	2.50%-7.00%
Underlying inflation rate	2.00%	2.00%

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The obligations, plan assets and funding status of the plans were as follows:

	Non-U.S. Plans
	2008	2007
Change in benefit obligation:
Projected benefit obligation at end of prior year	$22,045	18,445
Cumulative foreign exchange effect	(962)	2,118
Service cost	1,809	2,072
Interest cost	1,198	1,041
Plan participants contributions	729	603
Actuarial gain	(3,681)	(802)
Benefits paid	(1,048)	(1,432)

Projected benefit obligation at end of year	$20,090	22,045

Change in plan assets:
Fair value of plan assets at end of prior year	$18,728	14,852
Fair value adjustment	—	299
Cumulative foreign exchange effect	(817)	1,704
Actual return on plan assets	955	794
Employer contributions	1,861	1,816
Benefits paid	(1,048)	(1,432)
Plan participant contributions	729	603
Actual (loss) gain	(4,037)	92

Fair value of plan assets at end of year	$16,371	18,728

Funded status of the plans:
Ending funded status	$(3,719)	(3,317)

Net amount recognized in consolidated balance sheets:
Accrued expenses (Current liability)	$—	—
Accrued benefit liability (Non-current liability)	(3,719)	(3,317)
Accumulated other comprehensive gain	(1,649)	(2,033)

Net amount recognized	$(5,368)	(5,350)

The Company’s net amount recognized in accumulated other comprehensive income related to actuarial (losses) gains was $(384) and $1,215 for the periods ended December 31, 2008 and 2007, respectively.

Assumptions used to determine the projected benefit obligation for the Company’s Non-U.S. pension benefit plans were as follows:

	2008	2007
Discount rate	6.00%-6.60%	5.00%-5.55%
Rate of compensation increase	1.25%-5.25%	1.00%-7.00%
Underlying inflation rate	2.25%	2.00%

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The discount rate assumptions used to account for pension obligations reflect the rates at which the Company believes these obligations will be effectively settled. In developing the discount rate, the Company evaluated input from its actuaries, including estimated timing of obligation payments and yield on investments. The rate of compensation increase for the Non-U.S. Plans is based upon the Company’s annual reviews.

	Non-U.S. Plans
	2008	2007
Plans with accumulated benefit obligations in excess of plan assets:
Projected benefit obligation	$1,118	1,317
Accumulated benefit obligation	889	899
Fair value of plan assets	470	532
Plans with plan assets in excess of accumulated benefit obligations:
Projected benefit obligation	$18,972	20,728
Accumulated benefit obligation	15,286	17,186
Fair value of plan assets	15,901	18,196

Estimated future benefit payments for the Non-U.S. Plans are $644 in 2009, $1,066 in 2010, $863 in 2011, $1,093 in 2012, $1,436 in 2013 and $9,402 in total for 2014-2018.

The Company expects to make cash contributions of $1,884 to its Non-U.S. Plans in 2009.

The percentage of each asset category of the total assets held by the plans follows:

	2008	2007
Non-U.S. Plans:
Insurance contracts	$16,371	18,728

The Company’s investment policy:

	2008	2007
Non-U.S. Plans:
Insurance contracts	100.0%	100.0%

The Company’s approach to developing its expected long-term rate of return on pension plan assets combines an analysis of historical investment performance by asset class, the Company’s investment guidelines and current and expected economic fundamentals.

On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS 158. SFAS 158 required the Company to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligations) of its benefit plans in the December 31, 2006 Consolidated Balance Sheet, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The Company recorded a decrease to its pension liability of $818 and an adjustment to accumulated other comprehensive income of $818 which represents the net unrecognized prior service costs.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(13) Income Taxes

Following is a summary of income (loss) from continuing operations before income taxes for United States and foreign operations:

	2008	2007	2006
United States	$(853,318)	349,922	494,190
Foreign	(424,848)	254,195	182,121

Income before income taxes	$(1,278,166)	604,117	676,311

Income tax expense (benefit) for the years ended December 31, 2008, 2007 and 2006 consists of the following:

	2008	2007	2006
Current income taxes:
U.S. federal	$61,186	109,810	206,435
State and local	8,248	8,636	20,320
Foreign	41,232	71,047	62,322

Total current	$110,666	189,493	289,077

Deferred income taxes
U.S. federal	(91,813)	25,185	(35,313)
State and local	(7,511)	(26,535)	(4,932)
Foreign	168,720	(290,840)	(28,354)

Total deferred	$69,396	(292,190)	(68,599)

Total	$180,062	(102,697)	220,478

Income tax expense attributable to earnings before income taxes differs from the amounts computed by applying the U.S. statutory federal income tax rate to earnings before income taxes as follows:

	2008	2007	2006
Income taxes at statutory rate	$(447,358)	211,441	236,709
State and local income taxes, net of federal income tax benefit	(4,113)	10,610	4,522
Foreign income taxes	(380)	(25,925)	(26,280)
Change in valuation allowance	276,801	630	28,608
Intellectual property migration to Luxembourg .	—	(271,607)	—
Goodwill impairment	406,577	—	—
Notional interest	(63,694)	(36,446)	(22,510)
Tax contingencies & audit settlements	4,990	4,406	—
Change in statutory tax rate	(254)	—	(1,528)
Other, net	7,493	4,194	957

	$180,062	(102,697)	220,478

SFAS 142 and EITF Issue No. 02-13 require companies to test goodwill and indefinite-lived assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. As stated, the Company recorded a non-cash pretax impairment charge of $1,543,397 to reduce the carrying value of goodwill and other intangibles. The tax effect of the non-deductible portion of the goodwill impairment was $406,577.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2008 and 2007 are presented below:

	2008	2007
Deferred tax assets:
Accounts receivable	$21,368	21,346
Inventories	50,998	44,354
Accrued expenses and other	98,284	92,672
Deductible state tax and interest benefit	22,579	20,747
Intangibles	216,047	249,057
Foreign and state net operating losses and credits	158,685	99,858
Valuation allowance	(343,572)	(75,028)

Gross deferred tax assets	224,389	453,006

Deferred tax liabilities:
Plant and equipment	(273,076)	(277,013)
Intangibles	(167,271)	(324,284)
LIFO change in accounting method	(25,700)	(38,682)
Other liabilities	(32,125)	(39,856)

Gross deferred tax liabilities	(498,172)	(679,835)

Net deferred tax liability(1)	$(273,783)	(226,829)

(1)	This amount includes $28 and $260,644 of non-current deferred tax assets which are in other assets and $3,030 and $11,890 current deferred tax liabilities which are included in accounts payable and accrued expenses in the consolidated balance sheet as of 2008 and 2007, respectively.

Management believes it is more likely than not the Company will realize the benefits of these deductible differences, with the exception of certain deferred tax assets discussed below, based upon the expected reversal of deferred tax liabilities and the level of historical and projected taxable income over periods in which the deferred tax assets are deductible.

The Company evaluates its ability to realize the tax benefits associated with deferred tax assets by analyzing its forecasted taxable income using both historical and projected future operating results, the reversal of existing temporary differences, taxable income in prior carry-back years (if permitted) and the availability of tax planning strategies. The valuation allowance as of December 31, 2008 and December 31, 2007 is $343,572 and $75,028, respectively. The December 31, 2008 valuation allowance relates to net operating losses and tax credits of $127,525 and deferred tax assets related to intangibles of $216,047. The December 31, 2007 valuation allowance related entirely to net operating losses and tax credits. For 2008, the total change in the valuation allowance was an increase of $268,544, which includes a change of $(8,257) primarily related to foreign currency translation. The increase was the result of the valuation allowance of $252,751, which is described below, that the Company recorded against its deferred tax assets during the quarter ended September 27, 2008, $18,989 for certain current year foreign net operating losses, and $5,061 of state net operating losses and tax credits.

As of December 31, 2008, the Company has state net operating loss carryforwards and state tax credits with potential tax benefits of $45,698, net of federal income tax benefit; these carryforwards expire over various periods based on jurisdiction. A valuation allowance totaling $29,203 has been recorded against these deferred tax assets as of December 31, 2008. In addition, as of December 31, 2008, the Company has net operating loss carryforwards in various foreign jurisdictions of $112,987. A valuation allowance totaling $98,322 has been recorded against these deferred tax assets as of December 31, 2008.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

In the fourth quarter of 2007, the Company moved the intellectual property and treasury operations of an indirectly owned European entity to a new office in another jurisdiction in Europe. The Company also indirectly owned a holding company in the new jurisdiction that provided certain treasury functions to Unilin, and the move allowed for the consolidation of the historical intellectual property and treasury operations to be combined with those of the holding company’s treasury operations in a single jurisdiction in order to integrate and streamline the operations, to facilitate international acquisitions and to improve tax and cost efficiencies. This restructuring resulted in a step up in the subsidiary’s taxable basis of its intellectual property. The step up relates primarily to intangible assets which will be amortized over 10 years for tax purposes. During the fourth quarter of 2007, the Company evaluated the evidence for recognition of the deferred tax asset created through the restructuring and determined that, based on the available evidence, the deferred tax asset would more likely than not be realized. The deferred tax asset recognized at December 31, 2007 was approximately $245,000 and the related income tax benefit recognized in the financial statements was approximately $272,000.

During the third quarter of 2008, the Company reassessed the need for a valuation allowance against its deferred tax assets. Actual cash flows have been less than those projected as of December 31, 2007, primarily due to the slowing worldwide economy and declining sales volume. The Company determined that, given the current and expected economic conditions and the corresponding reductions in cash flows, its ability to realize the benefit of the deferred tax asset related to the European restructuring transaction described above, as well as tax losses generated in the same jurisdiction was not more likely than not. Accordingly during the third quarter of 2008, the Company recorded a $252,751 valuation allowance against the deferred tax asset created as a result of the European restructuring.

The Company does not provide for U.S. federal and state income taxes on the cumulative undistributed earnings of its foreign subsidiaries because such earnings are considered to be indefinitely reinvested. At December 31, 2008 and 2007, the Company had not provided federal income taxes on earnings of approximately $654,000 and $630,000, respectively, from its foreign subsidiaries. Should these earnings be distributed in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes in various international jurisdictions. These taxes would be partially offset by U.S. foreign tax credits. Determination of the amount of the unrecognized deferred U.S. tax liability is not practical because of the complexities associated with this hypothetical calculation.

Tax Uncertainties

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No 109,” (“FIN 48”) on January 1, 2007. Upon adoption, the Company recognized no change to opening retained earnings.

In the normal course of business, the Company’s tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. Accordingly, the Company has accrued a liability when it believes that it is not more likely than not that it will realize the benefits of tax positions that it has taken in its tax returns or for the amount of any tax benefit that exceeds the cumulative probability threshold in accordance with FIN 48. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the Company’s consolidated financial position but could possibly be material to the Company’s consolidated results of operations or cash flow in any given quarter or annual period. The Company reversed pre-acquisition tax liabilities of $41,533 with a corresponding reduction to goodwill for the year ended December 31, 2008.

The Company’s total balance of unrecognized tax benefits as of December 31, 2008 and 2007, is $91,887 and $116,857, respectively, excluding any accruals for interest and penalties.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2008	2007
Balance at January 1	$116,857	156,018
Additions based on tax positions related to the current year	5,610	2,012
Additions for tax positions of prior years	12,167	4,459
Effects of foreign currency translation	(1,592)	5,484
Reductions for tax positions of prior years	(842)	(23,179)
Reductions resulting from the lapse of the statute of limitations	(36,436)	(17,239)
Settlements with taxing authorities	(3,877)	(10,698)

Balance at December 31	$91,887	116,857

Included in the balance as of December 31, 2008 and 2007, is $39,588 and $29,373, respectively, of uncertain tax positions that, if recognized, would affect the Company’s overall effective tax rate.

The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of its income tax provision. As of December 31, 2008 and 2007, the Company has $39,641 and $43,540, respectively, accrued for the payment of interest and penalties, which does not include the federal tax benefit of interest deductions, where applicable. During the period ending December 31, 2008 and 2007, the Company accrued interest and penalties through income tax expense of $3,657 and $1,115, respectively.

The Company files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2003. The Company is protesting through the IRS Appeals division the timing and deductibility of certain contingent liabilities related to the audit of its 1999 – 2003 tax years. In connection with its protest, the Company paid a $35,844 cash bond to the IRS. Within the next twelve months, it is reasonably possible that an additional payment of approximately $5,000 will be made. In addition, the Company believes it is reasonably possible that the balance of unrecognized tax benefits could decrease by $31,211 (which includes accrued penalties and interest expense) within the next twelve months for individual matters of lesser amounts due to settlements or statutory expirations in various tax jurisdictions.

The Company is also under examination for tax years 2004-2006 with the IRS and in various state and foreign jurisdictions for which the anticipated adjustments would not result in a significant change to the total amount of unrecognized tax benefits.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(14) Commitments and Contingencies and Other

The Company is obligated under various operating leases for office and manufacturing space, machinery, and equipment. Future minimum lease payments under non-cancelable capital and operating leases (with initial or remaining lease terms in excess of one year) at December 31:

	Capital	Operating	Total Future Payments
2009	$5,169	106,932	112,101
2010	1,496	86,277	87,773
2011	881	68,017	68,898
2012	451	52,516	52,967
2013	515	39,814	40,329
Thereafter	1,269	80,372	81,640

Total payments	9,781	433,928	443,709

Less amount representing interest	(795)

Present value of capitalized lease payments	$8,986

Rental expense under operating leases was $139,103, $123,095 and $118,280 in 2008, 2007 and 2006, respectively.

The Company had approximately $73,928 and $62,402 at December 31, 2008 and 2007 in standby letters of credit for various insurance contracts and commitments to foreign vendors that expire within two years. In addition, at December 31, 2008 and 2007, the Company guaranteed approximately $85,640 and $89,546 for VAT and building leases, respectively, related to its operating facilities in France.

The Company is involved in litigation from time to time in the regular course of its business. Except as noted below there are no material legal proceedings pending or known by the Company to be contemplated to which the Company is a party or to which any of its property is subject.

In Shirley Williams et al. v. Mohawk Industries, Inc., four plaintiffs filed a putative class action lawsuit in January 2004 in the United States District Court for the Northern District of Georgia (Rome Division), alleging that they are former and current employees of the Company and that the actions and conduct of the Company, including the employment of persons who are not authorized to work in the United States, have damaged them and the other members of the putative class by suppressing the wages of the Company’s hourly employees in Georgia. The plaintiffs seek a variety of relief, including (a) treble damages; (b) return of any allegedly unlawful profits; and (c) attorney’s fees and costs of litigation. In February 2004, the Company filed a Motion to Dismiss the Complaint, which was denied by the District Court in April 2004. Following appellate review of this decision, the case was returned to the District Court for further proceedings. On December 18, 2007, the plaintiffs filed a motion for class certification. On March 3, 2008, the District Court denied the plaintiffs motion for class certification. The plaintiffs then appealed the decision to the United States Court of Appeals for the 11th Circuit on March 17, 2008, where the matter is currently pending. Discovery has been stayed at the District Court while the appeal is pending. The Company will continue to vigorously defend itself against this action.

In Collins & Aikman Floorcoverings, Inc., et. al. v. Interface, Inc., United States District Court for the Northern District of Georgia (Rome Division), Mohawk Industries, Inc. joined Collins & Aikman Floorcoverings, Inc. (“CAF”) and Shaw Industries Group, Inc. (“Shaw”) in suing Interface, Inc. (“Interface”) for

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

declaratory judgments that United States Patent 6,908,656 (the “Patent”), assigned to Interface and relating to certain styles of carpet tiles, is not infringed and is invalid. Also in June 2005, in Interface, Inc., et el. v. Mohawk Industries, Inc., et al. United States District Court for the Northern District of Georgia (Atlanta Division), Interface sued Mohawk Industries, Inc., Mohawk Carpet Corporation, and Mohawk Commercial, Inc. for allegedly infringing the Patent. Interface brought similar suits against entities affiliated with CAF and Shaw. Interface is seeking monetary damages as well as injunctive relief. The cases have been consolidated in the United States District Court for the Northern District of Georgia (Rome Division). In January 2008, the Company joined CAF and Shaw in filing summary judgement motions seeking to establish as a matter of law before trial that the Patent was invalid, that it was not willfully infringed, and that Interface could not obtain damages for lost profits. On February 25, 2009, the District Court (i) denied the Company, CAF’s and Shaw’s motions that the patent was invalid (ii) granted their motions that should infringement be found that any such infringement would not be willful, and (iii) granted in part and denied in part their motions that Interface could not obtain damages for lost profits. The Company is vigorously pursuing its declaratory judgment claims of invalidity and non-infringement with respect to the Patent and defending against the claims brought by Interface for infringement of the Patent. A trial date is anticipated to be set for later in 2009.

The Company believes that adequate provisions for resolution of all contingencies, claims and pending litigation have been made for probable losses and that the ultimate outcome of these actions will not have a material adverse effect on its financial condition but could have a material adverse effect on its results of operations in a given quarter or annual period.

The Company has received partial refunds from the United States government in reference to settling custom disputes dating back to 1982. Accordingly, the Company recorded a net gain of $9,154 ($5,799 net of taxes) in other income (expense) for the year ended December 31, 2007. No refunds were received in 2008. Additional future recoveries will be recorded as realized.

The Company is subject to various federal, state, local and foreign environmental health and safety laws and regulations, including those governing air emissions, wastewater discharges, the use, storage, treatment and disposal of solid and hazardous materials, and the cleanup of contamination associated therewith. Because of the nature of the Company’s business, the Company has incurred, and will continue to incur, costs relating to compliance with such laws and regulations. The Company is involved in various proceedings relating to environmental matters and is currently engaged in environmental investigation, remediation and post-closure care programs at certain sites. The Company has provided accruals for such activities that it has determined to be both probable and reasonably estimable. The Company does not expect that the ultimate liability with respect to such activities will have a material adverse effect on its operations, but may have an effect on a given quarter or annual period.

In the normal course of business, the Company has entered into various European collective bargaining agreements with its workforce, either locally or within its industry sector. Historically, the Company and its industry have maintained favorable relationships with its workforce and expect to do so in the future.

During the fourth quarter of 2008, the Company recorded pre-tax business restructuring charges of $29,670, which included $22,239 in the Mohawk segment, $5,343 in the Dal-Tile segment and $2,088 in the Unilin segment. The charge included $13,065 for lease impairments, $12,449 for asset write-downs, $3,340 for employee severance costs and $816 for other restructuring costs, of which $15,687 was recorded in cost of sales and $13,983 in selling, general and administrative expenses. At December 31, 2008, the Company had accrued liabilities relating to the restructuring of $12,711 related to lease impairments that will be paid over the next six years and $2,070 for employee severance costs that will be paid during 2009.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(15) Consolidated Statements of Cash Flows Information

Supplemental disclosures of cash flow information are as follows:

	2008	2007	2006
Net cash paid during the year for:
Interest	$129,465	157,296	154,897

Income taxes	$107,638	201,851	267,075

Supplemental schedule of non-cash investing and financing activities:
Fair value of assets acquired in acquisition	$9,745	165,463	113,008
Liabilities assumed in acquisition	(1,469)	(18,310)	(33,366)

	$8,276	147,153	79,642

(16) Segment Reporting

The Company has three reporting segments, the Mohawk segment, the Dal-Tile segment and the Unilin segment. The Mohawk segment manufactures, markets and distributes its product lines primarily in North America, which include carpet, rugs, pad, ceramic tile, hardwood, resilient and laminate, through its network of regional distribution centers and satellite warehouses using company-operated trucks, common carrier or rail transportation. The segment product lines are sold through various selling channels, which include floor covering retailers, home centers, mass merchandisers, department stores, independent distributors, commercial dealers and commercial end users. The Dal-Tile segment manufactures, markets and distributes its product lines primarily in North America, which include ceramic tile, porcelain tile and stone products, through its network of regional distribution centers and approximately 250 company-operated sales service centers using company-operated trucks, common carriers or rail transportation. The segment product lines are purchased by floor covering retailers, home centers, independent distributors, tile specialty dealers, tile contractors, and commercial end users. The Unilin segment manufactures, markets and distributes its product lines primarily in North America and Europe, which include laminate flooring, wood flooring, roofing systems and other wood products through various selling channels, which include retailers, home centers and independent distributors.

Amounts disclosed for each segment are prior to any elimination or consolidation entries. Corporate general and administrative expenses attributable to each segment are estimated and allocated accordingly. Segment performance is evaluated based on operating income. No single customer accounted for more than 5% of net sales for the years ended December 31, 2008, 2007 and 2006. In addition, inter-segment net sales, which are accounted for on the same basis as revenues in the accompanying consolidated financial statements, were approximately $82,000, $45,000 and $15,000 between the Unilin and Mohawk segments for the years ended December 31, 2008, 2007 and 2006, respectively.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Segment information is as follows:

	2008	2007	2006
Net sales:
Mohawk	$3,628,183	4,205,740	4,742,060
Dal-Tile	1,815,373	1,937,733	1,941,819
Unilin	1,465,208	1,487,645	1,236,918
Corporate and eliminations	(82,416)	(45,100)	(14,955)

	$6,826,348	7,586,018	7,905,842

Operating income(1):
Mohawk	$(216,152)	254,924	387,386
Dal-Tile	(323,370)	258,706	270,901
Unilin	(564,911)	272,260	214,093
Corporate and eliminations	(19,701)	(35,784)	(33,320)

	$(1,124,134)	750,106	839,060

Depreciation and amortization:
Mohawk	$92,130	95,933	95,089
Dal-Tile	46,093	44,216	37,576
Unilin	149,543	159,859	135,337
Corporate	7,288	6,429	6,950

	$295,054	306,437	274,952

Capital expenditures (excluding acquisitions):
Mohawk	$78,239	65,842	71,793
Dal-Tile	41,616	33,134	63,177
Unilin	90,500	58,711	28,688
Corporate	7,469	5,389	2,111

	$217,824	163,076	165,769

Assets:
Mohawk	$1,876,696	2,302,527	2,488,856
Dal-Tile	1,693,765	2,259,811	2,257,107
Unilin	2,663,599	3,916,739	3,309,574
Corporate and eliminations	212,115	200,973	156,672

	$6,446,175	8,680,050	8,212,209

Geographic net sales:
North America	$5,776,701	6,477,277	6,974,488
Rest of world	1,049,647	1,108,741	931,354

	$6,826,348	7,586,018	7,905,842

Long-lived assets(2):
North America	$2,120,067	3,028,571	2,995,968
Rest of world	1,205,109	1,744,489	1,591,759

	$3,325,176	4,773,060	4,587,727

Net Sales by Product Categories(3):
Soft surface	$3,337,073	3,797,584	4,225,514
Tile	1,919,070	2,110,705	2,200,918
Wood	1,570,205	1,677,729	1,479,410

	$6,826,348	7,586,018	7,905,842

(1)	Operating income includes the impact of the impairment of goodwill and other intangibles recognized in the third and fourth quarters of 2008 of $276,807 for the Mohawk segment, $531,930 for the Dal-Tile segment and $734,660 for the Unilin segment.
(2)	Long-lived assets are composed of net property, plant and equipment and goodwill.
(3)	The Soft surface product category includes carpets, rugs, carpet pad and resilient. The Tile product category includes ceramic tile, porcelain tile and natural stone. The Wood product category includes laminate, hardwood, roofing panels and wood-based panels.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(17) Fair Value of Financial Instruments

As noted above in Note 1, the Company has only adopted the provisions of SFAS No. 157 with respect to its financial assets and liabilities that are measured at fair value within the consolidated financial statements. At December 31, 2008, these provisions only apply to derivative contracts, which include natural gas futures contracts and foreign exchange forward contracts. The income approach is used which consists of a discounted cash flow model that takes into account the present value of future cash flows under the terms of the contracts using observable market inputs such as natural gas and foreign exchange spot and forward rates, interest rates, the Company’s credit risk and its counterparties’ credit risks. As of December 31, 2008, there has not been any significant impact to the fair value of the Company’s derivative liabilities due to its own credit risk.

The following table provides a summary of the fair values of financial assets and liabilities subject to SFAS No. 157:

		Fair Value Measurements at December 31, 2008 Using
	December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets (liabilities)	$(11,150)	—	(11,150)	—

(18) Quarterly Financial Data (Unaudited)

The supplemental quarterly financial data are as follows:

	Quarters Ended
	March 29, 2008	June 28, 2008	September 27, 2008	December 31, 2008
Net sales	$1,738,097	1,840,045	1,763,034	1,485,172
Gross profit	459,839	482,892	439,071	355,962
Net earnings	65,390	88,778	(1,484,781)	(127,615	)(1)
Basic earnings per share	0.96	1.30	(21.70)	(1.87)
Diluted earnings per share	0.95	1.29	(21.70)	(1.87)

	Quarters Ended
	March 31, 2007	June 30, 2007	September 29, 2007	December 31, 2007
Net sales	$1,863,863	1,977,210	1,937,677	1,807,268
Gross profit	523,440	556,698	545,383	489,263
Net earnings	90,378	115,268	122,054	379,114	(2)
Basic earnings per share	1.33	1.69	1.79	5.55
Diluted earnings per share	1.32	1.68	1.78	5.53

(1)	Includes the impact of a tax valuation allowance of approximately $253,000 which was recognized during the third quarter of 2008. Additionally, the third and fourth quarters of 2008 were impacted by $1,418,912 and $124,485, respectively, related to impairment of goodwill and other intangibles.
(2)	Includes the impact of an income tax benefit of approximately $272,000 which was recognized during the fourth quarter of 2007.

PROXY

MOHAWK INDUSTRIES, INC.

CALHOUN, GEORGIA

ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Mohawk Industries, Inc., a Delaware corporation (“Mohawk”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Frank H. Boykin and James T. Lucke, and each of them, proxies, with full power of substitution, for and in the name of the undersigned, to vote all shares of Mohawk Common Stock which the undersigned is entitled to vote on all matters which may come before the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Mohawk Industries, Inc. to be held on Wednesday, May 13, 2009 at 10:00 a.m. local time, at 160 South Industrial Boulevard, Calhoun, Georgia 30701, and at any adjournment or adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation will be presented at the Annual Meeting, and are further authorized to vote on other matters which may properly come before the Annual Meeting and any adjournments thereof.

(1)	The election of three Directors, Mr. Bruckmann, Mr. De Cock, and Mr. McCurdy, for a term of three years and until their successors are elected and qualified:

☐ FOR                     ☐ WITHHOLD AUTHORITY

For, except vote withheld from the following nominee:

(2)	The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm:

☐ FOR                     ☐ AGAINST                     ☐ ABSTAIN

This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted in accordance with the recommendation of the Board of Directors. The proxies cannot vote your shares unless you sign and return this Proxy.

Please sign exactly as your name appears on your stock certificate and date. Where shares are held jointly, each stockholder should sign. When signing as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature of Stockholder

Signature of Stockholder (If held jointly)

Dated: , 2009
Month Day

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MOHAWK INDUSTRIES, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE